    As filed with the Securities and Exchange Commission on February 2, 2005
                           Registration No. 333-121792

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                AMENDMENT NO. 1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                                 PACIFICNET INC.
       -------------------------------------------------------------------
                 (Name of Small Business Issuer in its Charter)


            DELAWARE                         7370                 91-2118007
-------------------------------   -------------------------  -------------------
(State or Other Jurisdiction of       (Primary Standard        (I.R.S. Employer
 Incorporation or Organization)   Industrial Classification  Identification No.)
                                        Code Number)


                             601 NEW BRIGHT BUILDING
                               11 SHEUNG YUET ROAD
                         KOWLOON BAY, KOWLOON, HONG KONG
                                011-852-2876-2900
                  ---------------------------------------------
                        (Address and Telephone Number of
                          Principal Executive Offices)


                                    TONY TONG
                             CHIEF EXECUTIVE OFFICER
                                 PACIFICNET INC.
                             601 NEW BRIGHT BUILDING
                               11 SHEUNG YUET ROAD
                         KOWLOON BAY, KOWLOON, HONG KONG
                                011-852-2876-2900
                  ---------------------------------------------
                       (Name, Address and Telephone Number
                              of Agent for Service)


                        Copies of all communications to:
                           MITCHELL S. NUSSBAUM, ESQ.
                                LOEB & LOEB, LLP
                                 345 PARK AVENUE
                               NEW YORK, NY 10154
             Telephone: (212) 407-4159 Facsimile No. (212) 407-4990

Approximate Date of Proposed Sale to the Public: As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

                                               CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED           PROPOSED
                                                                         MAXIMUM            MAXIMUM
                                                      AMOUNT TO BE    OFFERING PRICE       AGGREGATE            AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED(2)     PER SHARE       OFFERING PRICE       REGISTRATION FEE
---------------------------------------------------   -------------   --------------    -----------------    ----------------
Common Stock, $.0001 par value per share                1,532,312         $10.44(1)     $15,997,337.28          $1,882.89

Common Stock, $.0001 par value per share, to be
  issued upon exercise of warrants                        350,000         $12.21         $4,273,500.00            $502.99

Common Stock, $.0001 par value per share, to be
  issued upon exercise of warrants                         96,462          $3.89           $375,237.18             $44.16

Common Stock, $.0001 par value per share, to be           600,000          $1.45           $870,000               $102.40
  issued upon exercise of warrants
---------------------------------------------------   -------------   --------------    -----------------    ----------------
TOTALS                                                  2,578,774                       $21,516,074.46          $2,532.44(3)

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices, as reported on The Nasdaq SmallCap Market, on December 27, 2004.

(2) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be used to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Of this amount, $2,430.04 has previously been paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE. IN ADDITION TO THE SECURITIES REGISTERED HEREBY, THIS REGISTRATION STATEMENT RELATES TO SECURITIES OFFERED OR ISSUABLE TO PREVENT DILUTION AS A RESULT OF A STOCK SPLIT, DIVIDEND OR SIMILAR TRANSACTION.

IN ADDITION TO THE SECURITIES REGISTERED HEREBY, THIS REGISTRATION STATEMENT RELATES TO THE SECURITIES REGISTERED UNDER REGISTRATION NO. 333-113209.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2005

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                   PROSPECTUS

                                 PACIFICNET INC.

                        2,702,230 Shares of Common Stock

         This prospectus relates to the resale of up to 2,702,230 shares of our common stock being offered by the selling stockholders. Of the shares covered by this prospectus, 1,532,312 shares have been issued to the selling stockholders, 1,046,462 shares are issuable upon the exercise of warrants by the selling stockholders and 123,456 shares are issuable upon the exercise of warrants, that were previously registered under Registration No. 333-113209. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. Assuming that all of the warrants held by the selling stockholders are exercised for cash, we will realize proceeds of approximately $6,400,000.

         Our shares of common stock are traded on The Nasdaq Small Cap Market under the symbol "PACT." The average of the high and low prices of our common stock, on February __, 2005, was $____.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February __, 2005.

                                TABLE OF CONTENTS
                                -----------------


                                                                            PAGE
                                                                            ----

SUMMARY........................................................................5

FORWARD-LOOKING STATEMENTS.....................................................6

RISK FACTORS...................................................................6

USE OF PROCEEDS...............................................................12

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................13

DESCRIPTION OF BUSINESS.......................................................19

RECENT DEVELOPMENTS...........................................................24

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS..................26

EXECUTIVE COMPENSATION........................................................29

SECURITY OWNERSHIP OF CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT...............31

SELLING STOCKHOLDERS..........................................................32

DESCRIPTION OF SECURITIES.....................................................36

PLAN OF DISTRIBUTION..........................................................37

INDEX TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)............................Q-1

INDEX TO ANNUAL FINANCIAL STATEMENTS (AUDITED)...............................F-1

                                     SUMMARY

         We were incorporated in Delaware in 1987. Our business consists of three groups, all of which operate within the outsourcing and telecommunications industries in Asia, primarily greater China, which includes the People's Republic of China, or mainland China, Hong Kong, Macau and Taiwan. Through our subsidiaries we provide the following outsourcing services, value-added telecom services (VAS), and communication products distribution services:

         o Our outsourcing services include, business processing outsourcing (BPO), primarily through the operation of call centers, and information technology outsourcing (ITO) system integration, which includes software programming.

         o We are value-added resellers and providers of telecom VAS, which comprises interactive voice response (IVR) systems and voice over Internet Protocol (VoIP), and mobile phone VAS, such as short messaging services (SMS) and multimedia messaging services (MMS).

         o We provide training and consulting in customer relationship management (CRM) and software programming.

         o We have recently commenced our communication products distribution service, through wholesale and, to a lesser extent, retail sale and distribution of calling cards in China, and we have recently invested in a company that distributes multimedia interactive self-service kiosks.

         We intend to continue to grow our business by acquiring and managing growing technology and network communications businesses with established products and customers in Asia. Our goal is to take a leading role in providing information technology services and network communications, which are rapidly expanding business sectors in Asia. Our clients include leading telecom operators, banks, insurance, travel and marketing services companies and telecom consumers in greater China, such as China Telecom (NYSE: CHA), China Netcom (NYSE: CN) China Mobile (NYSE: CHL), China Unicom (NYSE: CHU), PCCW (NYSE: PCW), Hutchison Telecom (NYSE: HTX), Sunday (Nasdaq: SDAY), Sony, Swire Travel and The Hong Kong Housing Authority.

SERVICES AND PRODUCTS

         We provide the following services to our customers, among others:

         o        OUTSOURCING SERVICES

                  CALL CENTER SERVICES. Our business processing outsourcing
                  (BPO) includes operating call centers, and providing CRM, customer acquisition and retention services, technical support, telemarketing services, customer service support and administrative services.

                  SOFTWARE PROGRAMMING SERVICES. In greater China, we provide information technology outsourcing (ITO) and software development services, including R&D, and project management services.

         o        TELECOM VALUE-ADDED SERVICES

                  VOICE AND IP RELATED SERVICES. We provide integration services in voice and IP related products. We are value-added resellers of IVR systems, SMS and related VAS, and we provide our clients with post-sale maintenance and technical support. WISE-xb, which is our proprietary call center management system and software package, is used in our call center and is sold directly to clients for use in their call centers. We provide mobile phone VAS, such as mobile chat, mobile karaoke, and color ring back tone.

                  CONSULTING AND TRAINING SERVICES. We offer comprehensive operational and managerial training programs for call center management professionals at all levels, including on-site training courses and seminars for clients who have their own call centers.

         o        COMMUNICATION PRODUCTS DISTRIBUTION SERVICE

                  CALLING CARD AND MOBILE PRODUCTS. We distribute wholesale, and through our own retail stores, pre-paid calling cards, mobile subscriber information module (SIM) cards, prepaid stored-value cards, and international direct dialing (IDD) calling cards, bundled insurance cards and customer loyalty membership cards in mainland China.

                  MULTI-MEDIA KIOSKS. We have an ownership interest in a company that designs, develops and manufactures multimedia interactive entertainment and communication kiosk products, including internet, photo and video entertainment kiosks.

EXECUTIVE OFFICES

         Our corporate headquarters and development center is located at 601 New Bright Building, 11 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong. The telephone number at our corporate headquarters in Hong Kong is 011-852-2876-2900. We also have a corporate office in the United States located at 860 Blue Gentian Road, Suite 360, Eagan, MN 55121. The telephone number at our corporate office in the United States is 1-651-209-3102.

                           FORWARD-LOOKING STATEMENTS

         Statements in this prospectus that are not descriptions of historical facts are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations and assumptions underlying such plans and objectives and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "projects," or similar terms, variations of such terms or the negative of such terms. Forward-looking statements are based on management's current expectations. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under "Risk Factors."

                                  RISK FACTORS

         Investing in our securities involves a great deal of risk. You should carefully consider the following factors as well as other information included in this prospectus before deciding to purchase our common stock. You should pay particular attention to the fact that we conduct a majority of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

         THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY. We were founded and commenced operations in December 1994, and we were incorporated in July 1999. Our operating history may be insufficient for you to evaluate our business and future prospects. Although, since inception, our revenues have grown rapidly through acquisition, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

         o implement our business model and strategy and adapt and modify them as needed;

         o increase awareness of our brands, protect our reputation and develop customer loyalty;

         o manage our expanding operations and service offerings, including the integration of any future acquisitions;

         o        maintain adequate control of our expenses; and

         o anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

THE ACQUISITION OF NEW BUSINESSES IS COSTLY AND SUCH ACQUISITIONS MAY NOT ENHANCE OUR FINANCIAL CONDITION. Our growth strategy is to acquire companies, and identify and acquire assets and technologies from businesses in greater China that have services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. We may be unable to successfully identify or acquire such companies on favorable terms. Furthermore, any acquisitions we pursue may be subject to approval by the relevant Chinese government authorities, which approval we may not obtain. Even if we are able to identify an acquisition or joint venture candidate, the resources expended may be significant. Any future acquisitions will be subject to a number of challenges, including:

         o the diversion of management time and resources and the potential disruption of our ongoing business;

         o difficulties in maintaining uniform standards, controls, procedures and policies; and

         o potential unknown liabilities associated with acquired businesses.

         We recently acquired a controlling interest in Smartime Holdings Limited (Smartime), and entered into an agreement to acquire a controlling interest in GuangZhou Dianxun Digital Network Technology Co., Ltd.(Clickcom). We expect that acquisitions will strengthen our position as a provider of outsourced call center, VAS and communication products in Asia. However, we may not achieve the anticipated benefits of these acquisitions.

OUR COMMUNICATION PRODUCTS ARE PROVIDED CASH-ON-DELIVERY, WHICH LEAVES US VULNERABLE TO THEFT AND EMPLOYEE EMBEZZLEMENT. The purchase of calling cards, SIM cards and other mobile phone products are made with cash. Although there is a low risk that clients will not pay for these services when delivered, our retail stores maintain large sums of money which might make them robbery targets. We also face the risk that employees who collect the cash and others who may be aware that cash is available at these sites might embezzle the money. Theft or embezzlement could have a material adverse effect on the revenues generated and the financial condition of our business operations.

WE INTEND TO OPERATE EACH OF OUR ACQUIRED BUSINESSES ON A STANDALONE BASIS. We do not intend to integrate the information or communications systems, management, or other aspects of the businesses we acquire. If we integrated the businesses, we might be able to reduce expenses by eliminating duplicative personnel, facilities, or technology and other costs. In addition, facilities and technology integration might make inter-company communications and transactions more efficient. By declining to integrate the acquired businesses, we might forego opportunities to operate more profitably. Furthermore, our decision not to integrate these businesses might result in difficulties in evaluating the effectiveness of our internal control over financial reporting, which could complicate compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

BECAUSE WE DO NOT HAVE EMPLOYMENT AGREEMENTS WITH MANAGEMENT OF THE ACQUIRED COMPANIES, OUR BUSINESS OPERATIONS MIGHT BE INTERRUPTED IF THEY WERE TO RESIGN AND SEEK EMPLOYMENT WITH COMPETITORS. As part of our acquisition strategy we do not use our own employees or members of our management team to operate the acquired companies. Key management at these companies have been in place for several years and have established solid relationships with their customers. Competition in our industry for executive-level personnel is strong and we can make no assurance that we will be able to hire, motivate and retain highly effective executive employees. Although we provide incentives to management to stay with the acquired business, we have not entered into employment agreements with them. If such key persons were to resign we might face impairment of relationships with remaining employees or customers, which might result in further resignation by employees, which would adversely affect our ability to provide services, and might cause long-term clients to terminate their relationship with us, which could have an adverse effect on our business operations and revenues. Furthermore, non-competition and confidentiality agreements are hard to enforce in China. Due to the limited enforceability of these types of agreements, we face the risk that employees of the acquired subsidiaries might divulge our software and other protected intellectual property secrets to competitors.

OUR CUSTOMERS ARE CONCENTRATED IN A LIMITED NUMBER OF INDUSTRIES. Our clients are concentrated primarily in the telecommunications, telemarketing and technology industries, and to a lesser extent, the insurance and financial services industries, where the current trend is to outsource certain CRM and VAS. Our ability to generate revenue depends on the demand for our services in these industries. An economic downturn, or a slowdown or reversal of the tendency in any of these industries to rely on outsourcing could have a material adverse effect on our business, results of operations or financial condition.

THE MARKET IN WHICH WE COMPETE IS HIGHLY COMPETITIVE AND FRAGMENTED AND WE MAY NOT BE ABLE TO MAINTAIN MARKET SHARE. We expect competition to persist and intensify in the future. Our competitors are mainly leaders in the CRM services market, such as PCCW Teleservices (Hong Kong) Limited, China Motion Telecom International Limited, and Teletech (Hong Kong) Limited. Our competitors also include small firms offering specific applications, divisions of large entities and other large independent firms. We face the risk that new competitors with greater resources than ours will enter our market. Furthermore, increasing competition among telecom companies in greater China has led to a reduction in telecommunication services fees that can be charged by such companies. If a reduction in telecommunication services fees negatively impacts revenues generated by our clients, they may require us to reduce the price of our services, or seek competitors of ours that charge less. If we must significantly reduce the price of our services, the decrease in revenues could adversely affect our profitability.

KEY EMPLOYEES ARE ESSENTIAL TO GROWING OUR BUSINESS. Tony Tong, our Chairman and Chief Executive Officer, and Victor Tong, our President, are essential to our ability to continue to grow through acquisitions. Messrs. Tong and Tong have established relationships within our industry. Their business contacts have been critical in identifying, and negotiating with, acquisition candidates. If either of them were to leave our employ, our growth strategy might be hindered, which could limit our ability to increase revenues.

THE ESTABLISHMENT AND EXPANSION OF INTERNATIONAL OPERATIONS REQUIRES SIGNIFICANT MANAGEMENT ATTENTION. All of our current, as well as any anticipated future revenues, are or are expected to be derived from Asia. Our international operations are subject to risks, including the following, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results:

         o legal uncertainties or unanticipated changes regarding regulatory requirements, liability, export and import restrictions, tariffs and other trade barriers;

         o longer customer payment cycles and greater difficulties in collecting accounts receivable;

         o uncertainties of laws and enforcement relating to the protection of intellectual property; and

         o        potentially uncertain or adverse tax consequences.

OUR OPERATIONS COULD BE CURTAILED IF WE ARE UNABLE TO OBTAIN REQUIRED ADDITIONAL FINANCING. Since inception our investments and operations primarily have been financed through sales of our common stock. Subsequent to September 30, 2004, we completed two private placements of our common stock in which we received approximately $9,300,000 of gross proceeds. In the future we may need to raise additional funds through public or private financing, which may include the sale of equity securities, including securities convertible into our common stock. The issuance of these equity securities could result in dilution to our stockholders. If we are unable to raise capital when needed, our business growth strategy may slow, which could severely limit our ability to increase revenue.

EFFORTS TO COMPLY WITH RECENTLY ENACTED CHANGES IN SECURITIES LAWS AND REGULATIONS WILL INCREASE OUR COSTS AND REQUIRE ADDITIONAL MANAGEMENT RESOURCES AND WE STILL MAY FAIL TO COMPLY. As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-KSB. In addition, the public accounting firm auditing the company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-KSB for our fiscal year ending December 31, 2005. If we are unable to conclude that we have effective internal controls over financial reporting or, if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2005 and future year ends as required by
Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. We have only recently begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

FLUCTUATIONS IN THE VALUE OF THE HONG KONG DOLLAR OR RMB RELATIVE TO FOREIGN CURRENCIES COULD AFFECT OUR OPERATING RESULTS. We have historically conducted transactions with customers outside the United States in United States dollars. Payroll and other costs of foreign operations are payable in foreign currencies, primarily Hong Kong dollars and Chinese Renminbi. To the extent future revenue is denominated in foreign currencies, we would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse affect on our business, financial condition and operating results. The value of Hong Kong dollars and Chinese Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As our operations are primarily in Asia, any significant revaluation of Hong Kong dollars or the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars into Hong Kong dollars or Chinese Renminbi for our operations, appreciation of either currency against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Hong Kong dollars or Chinese Renminbi into U.S. dollars for other business purposes and the U.S. dollar appreciates against either currency, the U.S. dollar equivalent of the respective currency we convert would be reduced. To date, we have not engaged in any hedging transactions in connection with our international operations.

WE HAVE NEVER PAID CASH DIVIDENDS AND ARE NOT LIKELY TO DO SO IN THE FORESEEABLE FUTURE. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

RISKS ASSOCIATED WITH DOING BUSINESS IN GREATER CHINA

THERE ARE SUBSTANTIAL RISKS ASSOCIATED WITH DOING BUSINESS IN GREATER CHINA, AS SET FORTH IN THE FOLLOWING RISK FACTORS.

OUR OPERATIONS AND ASSETS IN GREATER CHINA ARE SUBJECT TO SIGNIFICANT POLITICAL AND ECONOMIC UNCERTAINTIES. Changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

WE ARE REQUIRED TO OBTAIN LICENSES TO EXPAND OUR BUSINESS INTO MAINLAND CHINA. Our activities must be reviewed and approved by various national and local agencies of the Chinese government before they will issue business licenses to us. There can be no assurance that the current Chinese government, or successors, will continue to approve and renew our licenses. If we are unable to obtain licenses or renewals we will not be able to continue our business operations in mainland China which would have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE LIMITED LEGAL RECOURSE UNDER CHINESE LAW IF DISPUTES ARISE UNDER OUR CONTRACTS WITH THIRD PARTIES. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

WE MUST COMPLY WITH THE FOREIGN CORRUPT PRACTICES ACT. We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business, or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

RISKS RELATED TO OUR TECHNOLOGY AND EQUIPMENT

OUR INSURANCE MAY NOT BE SUFFICIENT TO RESTORE OUR CALL CENTER IF OPERATIONS ARE INTERRUPTED BY NATURAL DISASTER OR OTHER DESTRUCTION OF OUR FACILITIES OR EQUIPMENT. Our operations depend on our ability to protect our call centers, data centers, CRM information, customer database, data warehouse, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, hacker attacks, natural disaster, epidemic, terrorism, act of war and other similar events. In the event we experience a temporary or permanent interruption at one or more of our call centers, through casualty, operating malfunction or otherwise, our business could be materially adversely affected and we may be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with us. While we maintain certain property and business interruption insurance, such insurance may not adequately compensate us for all losses that we may incur and may not be adequate to cover the costs of rebuilding these centers. If we are unable to restore our operations, our business activities would cease.

WE MUST RESPOND QUICKLY AND EFFECTIVELY TO NEW TECHNOLOGICAL DEVELOPMENTS. Our VAS business is highly dependent on our computer and telecommunications equipment and software systems. Our failure to maintain the superiority of our technological capabilities or to respond effectively to technological changes could adversely effect our business, results of operations or financial condition. Our future success also depends on our ability to enhance existing software and systems and to respond to changing technological developments. If we are unable to successfully develop and bring to market new software and systems in a timely manner, our competitors' technologies or services may render our products or services noncompetitive or obsolete.

RISKS SPECIFIC TO THIS OFFERING

THE PRICE OF OUR STOCK HAS FLUCTUATED IN THE PAST AND MAY CONTINUE TO DO SO. Our stock price has fluctuated dramatically. There is a significant risk that the market price of our common stock will decrease in the future in response to any of the following factors, some of which are beyond our control:

         o        variations in our quarterly operating results;

         o announcements that our revenue or income are below analysts' expectations;

         o        general economic slowdowns;

         o        changes in market valuations of similar companies;

         o        sales of large blocks of our common stock;

         o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

         o fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of internationally-based companies.

The price in this offering will fluctuate based on the prevailing market price of our common stock on The Nasdaq Small Cap Market. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

YOU MAY SUFFER DILUTION UPON THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS. We currently have stock options outstanding to purchase approximately 800,000 shares of common stock and warrants to purchase 1,621,138 shares of common stock, some of which have exercise prices at or below the price of our shares of common stock on the public market. To the extent such options or warrants are exercised, there will be further dilution. In addition, in the event that any future financing should be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. Assuming that all of the warrants held by selling stockholders are exercised for cash, we will realize proceeds of approximately $6,400,000. We would use these funds for general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is listed on The Nasdaq SmallCap Market under the symbol "PACT". The following table sets forth the range of high and low bid prices of common stock reported by Nasdaq in each fiscal quarter from January 1, 2002 to December 31, 2004. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                       High             Low
                                                    ----------       ----------
FISCAL 2002
Quarter Ended March 31, 2002                           $2.25            $0.65
Quarter Ended June 30, 2002                            $2.25            $0.65
Quarter Ended September 30, 2002                       $1.75            $0.40
Quarter Ended December 31, 2002                        $2.10            $0.45

FISCAL 2003
Quarter Ended March 31, 2003                           $3.65            $0.85
Quarter Ended June 30, 2003                            $3.90            $2.30
Quarter Ended September 30, 2003                      $10.29            $2.18
Quarter Ended December 31, 2003                        $6.41            $4.10

FISCAL 2004
Quarter Ended March 31, 2004                           $7.11            $4.98
Quarter Ended June 30, 2004                            $5.65            $2.71
Quarter Ended September 30, 2004                       $3.85            $1.91
October 1, 2004 through December 31, 2004             $14.08            $2.43

         As of January 25, 2005, there were 108 record holders of our common stock. However, the total number of beneficial holders is unknown as they hold our common stock in street name, and such number is not provided to us by our Transfer Agent and Registrar. We have not paid any cash dividends on our common stock, and we currently intend to retain any future earnings to fund the development and growth of our business.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS. This registration statement contains forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Description of Business," including the "Risk Factors" described in that section, and "Management's Discussion and Analysis or Plan of Operation." Our actual results may differ materially from results anticipated in these forward-looking statements.

OVERVIEW

         We were incorporated in Delaware in 1987. Through our subsidiaries we provide outsourcing services, including, the operation of call centers, customer relationship management (CRM) and software development, value-added telecom services (VAS), primarily consisting of interactive voice response (IVR) systems, and we distribute calling cards and other telecom products in greater China. Our goal is to take a leading role in providing information technology services and network communications, which are rapidly expanding business sectors, in Asia.

         China continues to be one of the fastest-growing and largest markets for communications services in the world. We believe that Chinese companies are beginning to focus on customer service, rather than price only, as a major competitive factor. During the last three years, we have seen strengthening demand for CRM services among these companies, to gain and retain customers by providing quality customer services. We believe that the services we provide position us to compete effectively for business from these companies.

         We have increased our business by acquiring growing technology and network communications businesses in greater China that fit our strategy. Since December 2003, we have acquired controlling interests in Epro Telecom Holdings Limited (Epro), Beijing Linkhead Technologies Co., Limited (Linkhead), Guangzhou Yueshen TaiYang Technology Limited (Yueshen), and Smartime Holdings Limited (Smartime). Each of these businesses has significantly contributed to broadening the services we provide. Previously, we concentrated on providing systems integration and software applications, but were able to generate only limited revenue. Because of the rapid changes in our company these acquisitions have caused, our current year financial information cannot usefully be compared with previous years'.

CRITICAL ACCOUNTING POLICIES.

Our discussion and analysis or plan of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, income taxes and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies reflect the most significant estimates and assumptions used in the preparation of its consolidated financial statements.

RESEARCH AND DEVELOPMENT

We evaluate research and development costs to identify any research and development activities that could be objectively measured and recognized as an asset for accounting purposes at the time they are acquired or at the time they have developed future economic benefits. Some costs and expenses are recognized as costs and expenses incurred during the period, provided that (a) there are no discernible future benefits, (b) costs recorded as assets in prior periods no longer provide discernible benefits, and (c) allocating costs either on the basis of association with revenue or among several accounting periods is considered to serve no useful purposes.

VALUATION OF LONG-LIVED ASSETS INCLUDING GOODWILL AND PURCHASED INTANGIBLE
ASSETS

We review property, plant and equipment, goodwill and purchased intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Our asset impairment review assesses the fair value of the assets based on the future cash flows the assets are expected to generate. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. This approach uses our estimates of future market growth, forecasted revenue and costs, expected periods the assets will be utilized and appropriate discount rates. Such evaluations of impairment of long-lived assets including goodwill arising on a business combination and purchased intangible assets are an integral part of, but not limited to, our strategic reviews of our business and operations performed in conjunction with restructuring actions. When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Deterioration of our business in a geographic region or within a business segment in the future could also lead to impairment adjustments as such issues are identified. The accounting effect of an impairment loss would be a charge to income, thereby reducing our net profit.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

We evaluate the collectibility of our trade receivables based on a combination of factors. We regularly analyze our significant customer accounts, and, when we become aware of a specific customer's inability to meet its financial obligations to us, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position, we record a specific reserve for bad debt to reduce the related receivable to the amount we reasonably believe is collectible. We also record reserves for bad debt for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer, macroeconomic considerations and historical experience. If circumstances related to specific customers change, our estimates of the recoverability of receivables could be further adjusted. In the event that our trade receivables become uncollectible, we would be forced to record additional adjustments to receivables to reflect the amounts at net realizable value. The accounting effect of this entry would be a charge to income, thereby reducing our net profit. Although we consider the likelihood of this occurrence to be remote based on past history and the current status of our accounts, there is a possibility of this occurrence.

TAXES ON EARNINGS

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered future market growth, forecasted earnings, future taxable income, the mix of earnings in the jurisdictions in which we operate and prudent and feasible tax planning strategies in determining the need for a valuation allowance. In the event we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to earnings in the period such determination is made. Likewise, if we later determine that it is more likely than not that the net deferred tax assets would be realized, the previously provided valuation allowance would be reversed.

RESULTS OF OPERATIONS

Please refer to our interim financial statements as of September 30, 2004, which are included at the end of this document beginning on page Q-1 and our audited financial statements, which are included at the end of this document beginning on page F-1.


The following table sets forth selected statement of operations data, and their respective percentages of revenues for the periods indicated.

                                           SELECTED STATEMENT                            SELECTED STATEMENT
                                             OF OPERATIONS         PERCENTAGE OF           OF OPERATIONS         PERCENTAGE OF
                                             DATA FOR THE        REVENUES FOR THE          DATA FOR THE         REVENUES FOR THE
                                           NINE MONTHS ENDED     NINE MONTHS ENDED       NINE MONTHS ENDED      NINE MONTHS ENDED
                                           SEPTEMBER 30, 2004    SEPTEMBER 30, 2004      SEPTEMBER 30, 2003     SEPTEMBER 30, 2003
                                           ------------------    ------------------      ------------------     ------------------
Revenues                                        $19,640,000            100.0%                  $344,000               100.0%
Cost of Revenues                                (15,724,000)            80.0                   (178,000)               51.7
GROSS MARGIN                                      3,916,000             20.0                    166,000                48.3
Selling, general and
  administrative expense                         (2,487,000)            12.7                 (1,013,000)             (294.5)
Depreciation and amortization                      (214,000)             1.1                     (3,000)                0.9
Provision for written off
  fixed assets                                           --              --                     (91,000)               26.5
PROFIT/(LOSS) FROM
  OPERATIONS                                      1,215,000              6.2                   (941,000)             (273.6)

Interest income, net                                 16,000              0.08                    23,000                 6.7
Sundry income                                       136,000              0.7                     46,000                13.4
Equity earnings in
  undistributed earnings of
  investee company                                   23,000              0.1                         --                 --
Provision for income taxes                               --              --                          --                 --
Minority interest                                (1,062,000)             5.4                     25,000                 7.3
Discontinued operations                                  --              --                    (185,000)               53.8
NET PROFIT/(LOSS)                                  $328,000              1.68%              ($1,032,000)              300.0%

NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003

REVENUES. For the nine months ended September 30, 2004, revenues derived from the call center and value-added telecom services rendered by the Company's newly acquired subsidiaries, YueShen, Epro, Linkhead and Smartime, in the aggregate, contributed to 96% of total revenues. Summarized financial information concerning each of these subsidiaries is set forth in the following table. The "Other" column includes our other insignificant subsidiaries and corporate related items.

-------------------------- --------------- ------------- -------------- ----------------- ------------- --------------
FOR THE NINE MONTHS
ENDED SEPTEMBER 30,
2004                          LINKHEAD         EPRO         YUESHEN         SMARTIME         OTHER          TOTAL
-------------------           --------         ----         -------         --------         -----          -----
-------------------------- --------------- ------------- -------------- ----------------- ------------- --------------
Revenues                       $4,270,000    $6,706,000     $7,793,000         $ 141,000     $ 730,000    $19,640,000
-------------------------- --------------- ------------- -------------- ----------------- ------------- --------------
Operating gain/(loss)           1,133,000       729,000        100,000            14,000      (586,000)     1,390,000
-------------------------- --------------- ------------- -------------- ----------------- ------------- --------------
TOTAL ASSETS                   $3,252,000    $3,713,000      $ 273,000        $1,032,000   $11,289,000    $19,559,000
-------------------------- --------------- ------------- -------------- ----------------- ------------- --------------

COST OF REVENUES AND GROSS MARGIN. The significant increase in cost of revenues is directly associated with the increase in revenues. The significant decrease in gross margin as a percentage of revenue is attributable to the changes in operations, from supplying systems integration and software application in 2003 to becoming value-added telecom services and product providers in 2004. We believe that our gross margin overall approximates the industry standards. The decrease in gross margin came primarily from Yueshen, our calling card business, which, typically for that industry, has lower gross margins. However, we expect our gross margin percentage to increase gradually as a result of cost reduction and efficient utilization of assets.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The increase in selling, general and administrative expenses reflects the expansion of our operations.

INTEREST INCOME. The decrease in interest is due to a lower average outstanding bank balance in 2004 than 2003.

EQUITY EARNINGS IN UNDISTRIBUTED EARNINGS OF INVESTEE COMPANY. For the nine months period ended September 30, 2004, we recorded income of $23,000 with respect to our 30% ownership interest in Cheer Era Limited, acquired in April 2004.

INCOME TAXES. No tax provision has been recorded for the nine months ended September 30, 2004, as a result of the cumulative operating losses we generated. Interim income tax provisions are based upon management's estimate of taxable income and the resulting consolidated effective income tax rate for the full year. As a result, such interim estimates are subject to change as the year progresses and more information becomes available.

MINORITY INTEREST. Minority interest represents the interests of third parties in our subsidiaries' results. Amounts so recorded were PacSo, $(5,000); Epro, $451,000; Linkhead, $560,000; YueShen, $48,000; and Smartime, $8,000.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

REVENUES, COST OF REVENUES AND GROSS MARGIN. The decrease in revenues and cost of revenues from 2002 to 2003 resulted from reduced operations in our IT systems integration business. The decrease in gross margin for 2003 as compared to 2002, resulted from a reduction of revenues, not offset by reduced expenses.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The decrease in selling, general and administrative expenses is the result of reducing the size of our operations, which resulted in decreased premises costs and staff costs.

INTEREST INCOME. The decrease in interest income is due to a lower interest rate in 2003 compared to 2002.

WRITTEN-OFF TANGIBLE AND INTANGIBLE ASSETS. As of each annual balance sheet date, or whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable, we review the carrying amounts of our tangible and intangible assets to determine whether there is any indication that those assets have to make provision for the impairment loss. We wrote off tangible assets of $208,000, and intangible assets of $761,000, which mainly included research and development. R&D costs and expenses are recognized as incurred, if there are no discernible future benefits.

PROVISION FOR IMPAIRMENT LOSS OF AFFILIATED COMPANIES. Our provision for impairment loss of affiliated companies in 2002 related to our investments in Xmedia ($95,000) and in PacSo ($2,000).

DISCONTINUED OPERATIONS. Discontinued operations represents the net loss resulting from downsizing our operations in Laptizen during the fourth quarter of 2001. Revenues were $15,000 and net loss was $107,000 for 2002.

INCOME TAXES. Income tax was recognized for our only subsidiary that generated operating profit in 2003. The lack of operating profits by all of our subsidiaries resulted in no income tax recognition in 2002.

MINORITY INTEREST. Minority interest represents the interests of third parties in our subsidiaries' results. Amounts so recorded included $25,000 for PacSo, which we owned at the beginning of 2003, and $380,000 and $191,000 for Epro and Linkhead, respectively, acquired in 2003.

CONTRACTUAL OBLIGATIONS

CONTRACTUAL OBLIGATIONS. We have significant cash resources to meet our contractual obligations as of September 30, 2004, as detailed below:

                                                    Payments Due by Period

    Contractual Obligations               Total        Less than       1-3 years       4-5 years     After 5 years
                                                         1 year

Line of credit (1)                     $1,277,000      $1,277,000              --            --             --

Bank loans                             $1,488,000      $1,396,000      $   92,000            --             --

Operating leases (2)                   $  136,000      $  136,000              --            --             --

Capital leases (3)                     $  170,000      $   81,000      $   89,000            --             --
                                    -------------   -------------   -------------
Total cash contractual
   obligations                         $3,071,000      $2,890,000      $  181,000


OFF-BALANCE SHEET ARRANGEMENTS

         We have no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts.

LIQUIDITY AND CAPITAL RESOURCES

WORKING CAPITAL. Our working capital increased to $4,490,000 at September 30, 2004 as compared to $1,442,000 at December 31, 2003. The increase in working capital at September 30, 2004 primarily reflects proceeds of a $3,000,000 private placement and a decrease in current liabilities of $817,000.

ISSUANCE OF COMMON STOCK. For the nine month period ended September 30, 2004, we issued (i) 1,300,000 shares to acquire subsidiaries (ii) 617,285 shares for cash pursuant to a private placement, and (iii) 39,500 shares as a result of the exercise of share options for $74,000 in cash and $2,000 in noncash consideration.

FUTURE LIQUIDITY NEEDS

         As of September 30, 2004, we had approximately $1,322,000 in cash. Since that date we added $9.3 million of proceeds from private placements of our common stock. We regularly review our cash funding requirements and attempt to meet those requirements through a combination of cash on hand, cash provided by operations, available borrowings under bank lines of credit and possible future public or private equity offerings. We evaluate possible acquisitions of, or investments in, businesses that are complementary to ours, which transactions may require the use of cash. We believe that our cash, other liquid assets, operating cash flows, credit arrangements, access to equity capital markets, taken together, provide adequate resources to fund ongoing operating expenditures. In the event that they do not, we may require additional funds in the future to support our working capital requirements or for other purposes and may seek to raise such additional funds through the sale of public or private equity as well as from other sources.

CURRENCY EXCHANGE FLUCTUATIONS. All of the Company's revenues are denominated either in U.S. dollars or Hong Kong dollars, while its expenses are denominated primarily in Hong Kong dollars and Renminbi ("RMB"), the currency of the People's Republic of China. The value of the RMB-to-U.S. dollar or Hong Kong dollar-to-United States dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People's Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. Since 1994, the official exchange rate generally has been stable. Recently there has been increased political pressure on the Chinese government to decouple the RMB from the United States dollar. Although a devaluation of the Hong Kong dollar or RMB relative to the United States dollar would likely reduce the Company's expenses (as expressed in United States dollars), any material increase in the value of the Hong Kong dollar or RMB relative to the United States dollar would increase the Company's expenses, and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has never engaged in currency hedging operations and has no present intention to do so.

CONCENTRATION OF CREDIT RISK. All of the Company's revenues are derived in Asia and Greater China. The Company does not have any single customer that accounts for more than 10% of its revenues or 10% of its purchases. If the Company was unable to derive any revenue from Asia and Greater China, it would cause a significant, financially disruptive effect on the normal operations of the Company. Based on the current economic environment in China, the Company does not expect any material adverse impact to its business, financial condition and results of operations.

                             DESCRIPTION OF BUSINESS

OVERVIEW

         We were incorporated in the state of Delaware in 1987. Our business consists of three groups, all of which operate within the outsourcing and telecommunications industries in Asia, primarily greater China, which includes the People's Republic of China, or mainland China, Hong Kong, Macau and Taiwan. Through our subsidiaries we provide outsourcing services, value-added telecom services (VAS), and communication products distribution services. Our business process outsourcing (BPO) services, include call centers, provide customer relationship management (CRM), and telemarketing services, and our information technology outsourcing (ITO) includes software programming and development. We are value-added resellers and providers of telecom VAS, which comprises interactive voice response (IVR) systems, call center management systems, and VOIP, as well as mobile phone VAS, such as short messaging services (SMS) and multimedia messaging services (MMS). Recently, we commenced our communication products distribution service, through wholesale and, to a lesser extent, retail sale and distribution of calling cards in China, and we have recently invested in a company that distributes multimedia interactive self-service kiosks. We intend to continue to grow our business by acquiring and managing growing technology and network communications businesses with established products and customers in Asia.

         Our business process outsourcing services generate revenues from call center services, call center management software sales, and training and consulting. We invoice our call center clients monthly at per seat monthly rates, a base price plus commission per call, or a per hour charge rate, depending on the customer's preference. Our call center software clients pay per license, for which there is usually a one-time charge on sale of the software and annual maintenance fees for service. We charge per project for our consulting and training services and for our telecom VAS, which are invoiced throughout the project. Our telecom VAS often includes a post-sale service contract for systems integration and consulting services for which we bill separately. Our calling card and related mobile telecom products are sold cash-on-delivery.

INDUSTRY OVERVIEW

         In China, over the last three years, a trend has developed among companies to compete for customers and gain customer loyalty by providing quality customer service, both before and after a sale, instead of relying on price, alone. This trend, we believe, has prompted rapidly increasing demand for large-scale customer-contact centers. Together with our subsidiaries, we have over 10 years experience providing CRM and contact center management in Hong Kong and China. We believe that our experience positions us to capture the rapidly growing demand for CRM, contact center services and call center management systems, such as IVR systems.

         At the end of 2002, China Mobile, a leading telecom operator in China, launched an IVR service. In 2003, the IVR market reached $400 million in China We believe that due to heavy competition within the SMS market, many of China's largest internet portals including Sohu, Netease, Sina and Tom have entered the IVR market. As an IVR systems integrator, increased growth in this market may mean increased demand for our services.

PRINCIPAL CUSTOMERS

         Our principal customers are located in Hong Kong, mainland China and other regions of Asia. Our key clients consist of leading telecom operators, banks, insurance, travel, marketing, government, services companies and telecom consumers.

         Our principal clients in each of our business groups are:

         o CALL CENTER SERVICES: Hong Kong CSL Limited, PCCW Limited, The Kong Kong Housing Authority, SmarTone, Sony (So-net), American Express, New World, SUNDAY Communications Limited, Swire Travel, and The Hong Kong Housing Authority.

         o VAS/CONSULTING AND SOFTWARE PROGRAMMING: China Telecom Corporation Limited, China Mobile (Hong Kong) Limited, China Unicom Limited, China Netcom, China Railcom, and UTStarcom.

         o CALLING CARD AND MOBILE PRODUCT DISTRIBUTION: Shenzhen Longyin and Zhongyu.

GROWTH STRATEGY

         Our objective is to be the leading provider of information technology and network communications services in greater China. Our strategy to accomplish this objective focuses on vertical growth to increase revenue and profit margin. We believe that our continued focus on increasing revenue and profit margin while minimizing operating costs will allow us to build a strong, profitable and growing business model.

         We believe that the most effective way to accomplish our vertical growth objective is by acquiring companies and forming joint ventures or other partnership relationships. We have recently acquired businesses that provide complementary services to our operations. If we are successful in our vertical integration strategy, we may be able to enhance our profit margin.

SERVICES

         Our goal is to take a leading role in providing information technology services and network communications, which are rapidly expanding business sectors in Asia. The services offered by each of our subsidiaries can be classified within one of the following three business groups:

OUTSOURCING SERVICES

     BUSINESS PROCESS OUTSOURCING. Our call center offers 24 hour staff-answering and automatic-answering service hotlines in our service areas, handling customer enquiries regarding services, billing, and technical support, as well as customer complaints. We offer services targeted at high-value and corporate customers, including dedicated account executives, on-site visits, and systems for collecting comments and handling complaints.

          o We acquired Epro in December 2003. Epro is a leading provider of outsourced call-center services with over 13 years of field experience in greater China. Epro's business consists of the following three major categories:

                    OUTSOURCED CALL CENTER SERVICES. Epro's ISO 9001 certified outsourcing contact center hosts over 1,000 workstations and 500 agents, processing over 100,000 calls daily and provides multi-lingual inbound and outbound CRM services. The call center is the largest outsourced call center in Hong Kong. Epro permits its clients to recruit and hire their own personnel to work in its call center, for whom Epro provides managerial services, call center seats, and equipment. Our inbound call center services include sales inquiry hotline, telephone orders, technical helpdesk, and customer service. Certain of our clients also engage us to provide telemarketing and telesales for their products and for promotions, to conduct market surveys, and to provide administrative process, such as appointment setting.

                    TRAINING AND CONSULTING SERVICES. The Epro Call Center Training Institute (ECCTI) is a leading provider of Contact Center Management Consulting and Training services, which helps clients maximize the return on investment of their CRM operations. Through ECCTI, we provide on-site training and consulting services, and we offer courses and seminars for call center managers and professionals, sales representatives, customer service representatives and telemarketing service representatives and in-house trainers.

                    CALL CENTER MANAGEMENT SOFTWARE PRODUCTS AND SOLUTIONS. WISE-xb Call Center agent performance management and reporting software is Epro's proprietary call center management software. Wise-xb has been installed in over 60 customer sites in the PRC. Epro's products also include Automatic Call Distribution (ACD) System, Unified Messaging System (UMS), SMS, and VAS.

     INFORMATION TECHNOLOGY OUTSOURCING. In September 2004, we acquired Smartime Holdings Limited (Smartime). Through Soluteck Technology (Shenzhen) Company Limited, its operating subsidiary in Shenzhen, China, Smartime employs over 200 staff and provides outsourced consulting services and programming services, including software development, R&D, and project management to leading telecom, banking and financial services companies including Huawei, IBM, Bank of East Asia and others.

VALUE-ADDED TELECOM SERVICES

          o In December 2003, we acquired 51% of the shares of a private mainland China company, Beijing Linkhead Technologies Co., Limited (Linkhead). Linkhead is a value-added reseller and provider of VAS, such as IVR system development and integration, SMS, and voice-portal services. Linkhead is also a channel partner, or a master reseller, of NMS Communications system hardware, a leading provider of communications technologies. Linkhead also acts as a mobile phone systems integrator for service providers in China, providing the hardware, know-how, and software for mobile phone VAS, such as mobile chat, mobile karaoke, and color ring back tone. The service providers ultimately provide the Linkhead systems to telecom operators, such as China Unicom and China Netcom.

          o In December 2004, we entered into an agreement to acquire GuangZhou Dianxun Digital Network Technology Co., Ltd.(Clickcom). Once completed, the acquisition will allow us to offer, directly to China's telecom operators, a wide variety of wireless internet services for mobile phones, such as SMS, Wireless Application Protocol, or WAP, which allows uses to access information instantly via handheld wireless devices, and Java mobile applications. The contemplated acquisition of Clickcom is our first step in entering the VAS service provider market in which we will be able to design our own mobile phone VAS for distribution directly to telecom operators.

          o PacificNet Solutions Ltd. (PacSo), is a subsidiary that specializes in systems integration, software application, and on-line business solution services in greater China. PacSo's products and services include smart card solutions, web-based user applications, including kiosks and IVR, and web based connections to remote or fixed database servers, which are also referred to as back-end enterprise planning systems.

COMMUNICATION AND TELECOM PRODUCTS

          o In April 2004, we acquired a 51% controlling interest in Guangzhou Yueshen TaiYang Technology Limited (Yueshen). Yueshen distributes telecom services for mobile phones, such as calling cards, mobile SIM cards, prepaid stored-value cards, wireless broadband and internet services for mobile phones. There are approximately 268.7 million people with mobile phones in China. Because so few people subscribe to service plans, the mobile calling card business has become very popular. We sell calling cards wholesale to distributors who in turn sell to retail shops, such as newsstands. We have begun to enter the retail calling card market and have established nine retail stores in the Guangzhou Metro. Yueshen is the designated distributor of China Netcom's XiaoLingTone/PHS mobile phone products, prepaid calling cards, wireless broadband and internet services.

          o Also in April 2004, we acquired a 30% interest in Cheer Era Limited (Cheer Era). Cheer Era is engaged in the business of designing, developing, and manufacturing interactive multimedia entertainment and communication kiosk products, including photo and video entertainment kiosks, digital camera photo development stations, internet, MMS, ring-tone and mobile content download, payment and delivery stations for mobile phones, and other coin-operated kiosks and kiosk consumables. These kiosks have been marketed and sold to restaurants, gaming facilities and amusement parks in the USA, Korea, China, India, and Southeast Asia. We sell the kiosks to channel operators who pay a placement fee or rental fee for the kiosks.

SALES AND MARKETING

         We do not engage in any significant marketing activities. We advertise our services by attending various CRM and VAS trade shows and conferences in China. There are a limited number of competitors in our industry; accordingly, new business opportunities are generated mainly through business contacts and by word of mouth. We rely on our reputation for quality and efficiency among our customers and leveraging our strategic investors to obtain new business.

COMPETITION

         We expect competition to persist and intensify in the future. Our competitors include small firms offering specific applications, divisions of large entities, large independent firms. A number of competitors have or may develop greater capabilities and resources than ours. We also face the risk that new competitors with greater resources than ours will enter our market. Our competitors are mainly leaders in the CRM and VAS services market. Competitive pressures from current or future competitors could cause our services to lose market acceptance or require a significant reduction in the price of our services.

RESEARCH AND DEVELOPMENT

         We place great emphasis on the continued enhancement of our existing products and solutions, including designing, development and supporting a portfolio of converged voice and data enhanced services, products and solutions to help wireless, wire-line and Internet service providers offer unprecedented access to communications, information and commerce. We have ongoing research and development activities with respect to the following products and solutions:

         o multi-media information on demand systems, which integrates the dynamics of the Internet with voice based communication applications, including text-to-speech and voice recognition capabilities;

         o web-based multimedia call center/ customer relationship management for service providers and corporations; and

         o Wise-xb, which is a Call Center agent performance management and reporting software. It provides intelligent routing, comprehensive ACD/ PBX capabilities, Email, IVR, Voice Mail, Messaging, Conference, Recording, Coaching/ Supervising, Reporting and Interface.

         o        voice mail systems; and

         o        color ringback tone systems; and

         o        value-added services for mobile users;

EMPLOYEES

         As of December 28, 2004, we, together with our subsidiaries, had approximately 1,000 employees and contractors. We have not experienced any labor stoppages. None of our employees are covered by collective bargaining agreements.

EXECUTIVE OFFICES

         Our executive offices are located at 601 New Bright Building, 11 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong. Our telephone number is 011-852-2876-2900.

DESCRIPTION OF PROPERTY

         A description of our property is as follows:

HONG KONG - We maintain our corporate headquarters, development center and our Call Center in Hong Kong located at Units 601-603 New Bright Building, 11 Sheung Yuet Road, Kowloon Bay, Kowloon where we lease approximately 17,739 square feet for a monthly fee of $16,365 and our branch office is located at Units 2-3, 17th Floor, Nan Fung Commercial Centre, 19 Lam Lok Street, Kowloon Bay, Hong Kong where we lease approximately 2,359 square feet for a monthly rental fee of $1,815.

UNITED STATES - Our current U.S. corporate office is located at 860 Blue Gentian Road, Suite 360, Eagan, Minnesota 55121, where we sublease space for a monthly rental fee of $1,000.

CHINA -Our current Chinese corporate office is located at Room 1708, Tower B, Stars Plaza, Hongli Road, FuTian District, Shenzhen, China where we lease approximately 1,000 square feet for a monthly rental fee of $449. We lease space from a shareholder. Our offices are located in Beijing, Shanghai and Shenzhen. Details are as follows:-

Locations                                                                                     Area (Square Feet)
-----------------------------------------------------------------------------------------   ----------------------
1601, 26 Building, 3 Block, Anzhenxili, ChaoYang District, Beijing                                   4,306
1407, 2# Building, Hengji Plaza, 547 Tianmuxilu, Shanghai                                            2,153
901, Tower A, Tian An High-Tech Plaza, Tian An Cyber Park, Fu Tian District, Shenzhen                1,076

We believe that our offices are adequate for our current operations.

LEGAL PROCEEDINGS

         We are not aware of any material pending or threatened legal proceedings that involve us.

                               RECENT DEVELOPMENTS

         On September 15, 2004, we acquired an 81% controlling interest in Smartime for $500,000 in cash, 100,000 shares of common stock and a warrant to purchase up to 50,000 shares of common stock. All of the shares of common stock are held in escrow pursuant to the terms of an escrow agreement, which provides that the Common Stock will be released in specified amounts based on Smartime's achievement of certain earnings criteria over the twelve month period ending on September 30, 2005. If at the end of the second twelve month period ending on September 30, 2006, there is a shortfall in Smartime's net income, a portion of the shares equivalent to the dollar amount of the shortfall divided by $5.00 shall be returned to us.

         On November 17, 2004, we consummated a private placement (the "November Private Placement") for the sale of 588,410 restricted shares of our Common Stock. With the exception of 482,310 of the shares that are being registered for resale under this prospectus, no other registration rights were granted pursuant to the terms of the November Private Placement. The aggregate proceeds from the sale of the shares in the November Private Placement was $1,829,955. In connection with the November Private Placement we issued warrants to purchase 117,852 shares of our Common Stock in the aggregate. The exercise price of the warrants are $3.89 and they are exercisable for a period of five years from the date of issuance. 96,462 of the shares underlying the warrants issued to certain investors are being registered for resale on this prospectus.

         On December 16, 2004, we consummated a private placement (the "December Private Placement") for the sale of 1,000,002 restricted shares of our Common Stock. The aggregate proceeds from the sale of the shares in the December Private Placement was $7,500,000. In connection with the December Private Placement we issued warrants to purchase 350,000 shares of our Common Stock in the aggregate. The exercise price of the warrants are $12.21 and they are exercisable for a period of five years from the date of issuance. All of the shares issued and shares underlying the warrants are being registered for resale on this prospectus.

         On December 16, 2004, we entered into an agreement to acquire a controlling interest in GuangZhou Dianxun Digital Network Technology Co., Ltd. ("Clickcom"), through the purchase of a 51% interest in Clickcom's parent company, PacificNet Clickcom Limited, a British Virgin Islands Company ("Clickcom-BVI"). PacificNet Holdings agreed to purchase 1,625 shares (the "Sale Shares") of Clickcom-BVI from Ming Zhang, Jinnan Lai and Dong Liu (the "Sellers"), and directly subscribed to Clickcom-BVI to purchase 670 shares (the "Subscribed Shares"). The closing of the transactions is subject to the completion of various closing conditions specified in the agreement.

         The total consideration paid for the Sale Shares was payable as follows:

         (i) USD$650,000

                  o by delivery of 130,000 shares of common stock, par value $0.0001 per share (the "Common Stock") of the Registrant (the "Registrant Shares") to the Sellers. The Registrant Shares are to be held in an escrow account with an Escrow Agent designated by PacificNet Holdings. The Registrant Shares will be released to Sellers in equal installments of 26,000, the first installment to be released 45 days after the closing of the transaction. The remaining installments will be released within 30 days after the end of each quarter, provided that Clickcom attains certain net income milestones by the end of each quarter. The Sellers will be entitled to receive all of the Registrant Shares if Clickcom has achieved cumulative net income for the year ended December 31, 2004 of not less than USD$600,000 and issuance of warrants to purchase up to 50,000 shares of the Registrant's Common Stock. The exercise price of the warrants is the 5-Day Volume Weighted Average Price of the Registrant's Common Stock prior to December 16, 2004. The warrant is exercisable for a period of 3 years.

         (ii) USD$268,000

                  o PacificNet Holdings subscribed to Clickcom-BVI to purchase an additional 670 shares. The total purchase price for the Subscribed Shares is USD$268,000, payable within 45 days after the delivery of (i) stock powers transferring the Sale Shares to PacificNet Holdings; (ii) stock certificates for the Sale Shares and the Subscribed Shares; (iii) an executed Subscription Agreement for the Subscribed Shares; and (iv) minutes of the Board of Directors and shareholders of Clickcom and Clickcom-BVI approving the transaction.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

         Set forth below are the names of the directors, executive officers and key employees of the Company as of January 25, 2005:

Name                         Age       Title
------------------------  -----------  ----------------------------------------
Tony Tong                     36       Chairman and Chief Executive Officer
Victor Tong                   33       President, Secretary, and Director
ShaoJian (Sean) Wang          39       Chief Financial Officer, Vice President,
                                         and Director
Peter Wang                    50       Director
Michael Ha                    34       Director
Jeremy Goodwin                31       Director
Tao Jin                       37       Director

         Our executive officers are appointed at the discretion of our board of directors with no fixed term. There are no family relationships between or among any of our executive officers or our directors other than the relationship between Mr. Tony Tong and Mr. Victor Tong.

         The following is a brief description of each director's and executive officer's business experience:

         Mr. Tony Tong, age 36, is the Chairman, CEO, Executive Director, and founder of PacificNet. From 1995 to 1997, Mr. Tong served as the Chief Information Officer of DDS Inc., a leading SAP-ERP consulting company in the USA, which was later acquired by CIBER, Inc. (NYSE: CBR). From 1993 to 1994, Mr. Tong worked for Information Advantage, Inc. (Nasdaq:IACO), a leading business intelligence, Data-Mining and CRM technology provider serving Fortune 500 clients. IACO consummated an IPO on Nasdaq in 1997 and was later acquired by Sterling Software and Computer Associates (NYSE: CA). From 1992 to 1993, Mr. Tong worked as a Business Process Re-engineering Consultant at Andersen Consulting (now Accenture, NYSE:ACN). From 1990 to 1991, Mr. Tong worked for ADC Telecommunications (Nasdaq: ADCT), a global supplier of telecom equipment. Mr. Tong's R&D achievements include being the inventor and patent holder of US Patent Number 6,012,066 (granted by the US Patent and Trademark Office) titled "Computerized Work Flow System, an Internet-based workflow management system for automated web creation and process management." Mr. Tong also serves on the board of advisors of Fortune Telecom (listed on Hong Kong Stock Exchange:
0110.HK), a leading distributor of mobile phones, PDAs, telecom services, and accessories in China and Hong Kong. Mr. Tong is a frequent speaker on technology investment in China, and was invited to present at the Fourth APEC International Finance & Technology Summit in 2001. Mr. Tong is the Vice Chairman (PRC) of Hong Kong Call Centre Association, a Fellow of Hong Kong Institute of Directors, a consultant on privatization and securitization for China's State-Owned Assets Supervision and Administration Commission (SASAC), and a frequent speaker for LexisNexis, a licensed Continued Professional Development (CPD) trainer, on China investment. Mr. Tong graduated with Bachelor of Mechanical/Industrial Engineering Degree from the University of Minnesota and served on the Computer Engineering Department Advisory Board and was an Adjunct Professor at the University of Minnesota, USA. Tony Tong is the brother of Victor Tong.

         Mr. Victor Tong, age 33, currently is the President, Secretary and an Executive Director of the Company. Mr. Victor Tong gained his consulting, systems integration, and technical expertise in client/server systems through his experience at Andersen Consulting (now Accenture), American Express Financial Advisors (IDS), 3M, and the Superconductivity Center at the University of Minnesota. In 1994, Victor co-founded Talent Information Management ("TIM"). The Company was originally founded as an operating division of TIM. As the managing partner, Mr. Tong sold GoWeb consulting division of TIM to a billionaire in Minnesota USA in late 1997 and became the President of KeyTech, a leading information technology consulting company based in Minnesota. In 1999, he was recognized in "CityBusiness 40 Under 40" as one of the future business and community leaders in Minnesota. Mr. Tong won the Student Commencement Speaker Award while graduated with honors with a Bachelor of Science in Physics from the University of Minnesota. Mr. Tong is a guest professor at College of Software of Beihang University, one of the top software colleges in China. Victor Tong is the brother of Tony Tong.

         Mr. ShaoJian (Sean) Wang, age 39, is the Chief Financial Officer, Vice President of International Business and is one of our Directors. Mr. Wang has served on our board of directors since 2002. Mr. Wang is also a Director of Thian Bing Investments Pte Ltd - a Singapore based investment holding company, a Director on the board of Alliance PKU Co. Ltd - a company owned and controlled by Guanghua School of Management, Peking University, a Director of the board of Portcullis International Group - a Singapore based investment consulting company, and a Director and Partner of the Overseas Chinese Scholar Fund, a leading venture capital firm headquartered in Zhongguancun Beijing and Guangzhou, China. Mr. Wang started his professional career as a Market/Financial analyst with Ecolab Inc. in 1987, where he moved quickly to become Territory Manager and Marketing Manager. In 1990, Mr. Wang was posted to Ecolab's Asia Pacific regional headquarters as its Business Development Manager. In 1992, Mr. Wang was appointed as Country Manager of Ecolab for Indonesia. Mr. Wang is an investor and Director in Alliance PKU Co. Ltd., which owns two premier companies in China. Alliance PKU Consulting is a leading management consulting firm in China, and Beidabiz & E-learning Co. (a venture of Peking University) is a well-known online education provider. Mr. Wang also advises some local governments in China. The Municipal government of Yantai appointed him as the city's representative for investment. He worked with the Wei Fang government on setting up the Agricultural Development Park. Mr. Wang attended Peking University and received his MBA degree at the Carlson School of Management, University of Minnesota, and a B.S. in Economics at Hemline University.



         Mr. Peter Wang, age 50, is a Director. Mr. Wang has served on our board of directors since 2003. Mr. Wang serves as Chief Executive Officer of China Quatum Communications Ltd., a privately-held company. Mr. Wang was a founder of Unitech Telecom (now named UTStarcom, NASDAQ: UTSI). Under his management, UTStarcom created the first digital loop carrier system and installed the first PHS (Personal Handyphone System) system in China. As an entrepreneur, he has successfully co-founded and built other ventures in the US, including World Communication Group and World PCS, Inc. Before forming his own companies, he worked at AT&T Bell Labs and Racal-Milgo Information System. With AT&T Bell Labs, he worked on Network Evolution Planning and representing AT&T Network System Division served on Network Management Protocol Forum. With Racal-Milgo, he worked on network management system architecture as a senior engineer. As part of the technologically trained community in China, he was elected Deputy Chairman of the Association of Privately Owned High-tech Enterprises in China. He has been elected president of the first Chinese PACS User and Providers Forum that promotes the international PCS standard worldwide. He also served on the boards of directors of many U.S. and Chinese companies, specifically Joray Enterprises Inc., Phoenix Tech Ltd. and World Communication Group. Mr. Wang has a BS in Computer Science and a MS in Electrical Engineering from University of Illinois, as well as an MBA in Marketing from Southeast-Nova University.

         Mr. Michael Chun Ha, age 34, is a Director. Mr. Ha has served on our board of directors since 2003. Mr. Ha graduated from the Faculty of Law, University of Hong Kong in 1994 with a bachelor degree in law and was admitted as a solicitor of the High Court of the Hong Kong Special Administrative Region in 1997 and a solicitor of the Supreme Court of England and Wales in 1998. From 1995 to 2002, Mr. Ha worked as a lawyer in a number of prestigious international and Hong Kong law firms, specializing in the areas of corporate finance, securities offerings, takeovers, cross-border mergers and acquisitions, venture capital, corporate restructuring, regulatory and compliance issues, project finance, and general commercial transactions and services in Hong Kong and the People's Republic of Hong Kong. In 2002, Mr. Ha commenced his own practice in the trade name of "Ha and Ho Solicitors". Mr. Ha specializes in the areas of general commercial transactions, corporate finance and civil and criminal litigation. Mr. Ha has been the company secretary of Shanxi Central Pharmaceutical International Company Limited, a Hong Kong main board listed company, and since 2003 Mr. Ha has been a director of a private investment company, Metro Concord Investment Limited.

         Mr. Jeremy Goodwin, age 31, is a Director. Mr. Goodwin is a Vice President with Global Capital Group. He began his career in 1995 as an intern at Mees Pierson Investment Finance S.A. in Geneva, Switzerland where he provided administrative support to the fund raising/private placement team. Noteworthy transactions executed by the group included assistance on the placements of the $1.2 Billion Carlyle Partners II Limited Partnership. In 1997 he went to work for the then parent institution, ABN Amro, in Beijing, China where he established the Global Clients desk representing the bank's multinational clients to sovereign regulatory agencies and local financial institutions while monitoring their working capital needs. During his time there, the office was approved by the Central Bank of China to operate as a fully licensed branch. Noteworthy transactions executed by the group included assistance in the business development and project management for the Royal Dutch Shell Oil project and the Beijing Capital International Airport listing on the Hong Kong Stock Exchange arranged by the Hong Kong office of ABN Amro Rothschild. He also assisted the Singapore Debt Capital Markets team in the business development origination of Sovereign Euro Debt Issuances for the Ministry of Finance and the State Development Bank in Beijing for the People's Republic of China. In 1999, He went to work for ING Barings in London as an International Associate working directly for the business manager to the CEO. One of his primary assignments was in Hong Kong with the ING Beijing Investment arm of Baring Private Equity Partners, a joint venture with the Beijing Municipal Government established in 1994 at the decree of then Chinese Premier Zhu Rong Ji and widely considered the first domestic Chinese Private Equity fund. Mr. Goodwin received his BS from Cornell University in 1996 in conjunction with the Institute of Higher International Studies in Geneva, Switzerland. He later pursued his advanced degree with Princeton University with a concentration in Chinese affairs which he completed at the prestigious Nanjing Chinese Studies Center of the Johns Hopkins School of Advanced International Studies. Jeremy is fluent in written and spoken Mandarin Chinese, French and has working knowledge of Dutch.

         Mr. Tao Jin, age 37, is a Director. Mr. Jin is a Vice President and Assistant General Counsel of J.P. Morgan Chase Bank. From 1999 to 2002, Mr. Jin served as a Senior New York Qualified Lawyer for Sullivan & Cromwell, which represented China Unicom, PetroChina and China Telecom in their IPO's and dual listings in New York and Hong Kong. From 1996 to 1999, Mr. Jin served as Associate Lawyer for Cleary, Gottlieb Steen & Hamilton, which represented various Fortune 500 companies and investment banks in public and private securities offerings and M&A activities. Mr. Jin received his Juris Doctor in 1996 with high honors from Columbia University, and received B.S. in Psychology in 1990 from Beijing University.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee is responsible for nominating the Company's independent auditors and reviewing any matters that might impact the auditors' independence from the Company; reviewing plans for audits and related services; reviewing audit results and financial statements; reviewing with management the adequacy of the Company's system of internal accounting controls, including obtaining from independent auditors management letters or summaries on such internal accounting controls; determining the necessity and overseeing the effectiveness of the internal audit function; reviewing compliance with the U.S. Foreign Corrupt Practices Act and the Company's internal policy prohibiting insider trading in its Common Stock; reviewing compliance with the SEC requirements for financial reporting and disclosure of auditors' services and audit committee members and activities; reviewing related-party transactions for potential conflicts of interest; and reviewing with corporate management and internal and independent auditors the policies and procedures with respect to corporate officers' expense accounts and perquisites, including their use of corporate assets.

         The board of directors has established an audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The members of the Audit Committee are Messrs. Peter Wang, Michael Chun Ha, Jeremy Goodwin and Tao Jin, each of whom are considered "independent" under the Nasdaq SmallCap Market listing standards currently in effect.

         The board of directors has determined that each of the members of the audit committee qualify as an "audit committee financial expert" under the Securities and Exchange Commission's definition.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth all cash compensation paid or to be paid by us, as well as certain other compensation paid or accrued, during each of our last three fiscal years to each named executive officer.

                                            Annual Compensation           Long Term Compensation Awards
                                    -----------------------------------   -----------------------------
Name/Principal           Fiscal                                              Restricted        Stock      All Other
Position                  Year      Salary ($)   Bonus ($)    Other ($)    Stock Award ($)    Options     Comp. ($)
--------------------   ----------   ----------   ---------   ----------   ----------------   ---------   ------------
Tony Tong, CEO             2003      $100,000           -            -               -        120,000
                           2002      $110,000           -            -         $57,900        206,000            -
                           2001      $106,226           -      $15,384                         50,000      $53,333(1)
--------------------
(1) Represents amounts received for life and health insurance coverage.


                                       OPTION GRANTS DURING 2003 FISCAL YEAR
                                               (INDIVIDUAL GRANTS)

                                                    PERCENT OF TOTAL
                         NUMBER OF SECURITIES      OPTIONS GRANTED TO
                          UNDERLYING OPTIONS       EMPLOYEES IN FISCAL     EXERCISE OR
NAME                           GRANTED                    YEAR             BASE PRICE          EXPIRATION DATE
----------------------   ----------------------   ---------------------   --------------   ----------------------
Tony Tong, CEO                  70,000                     64%                 $2.20          June 23, 2006
                                50,000                     36%                 $4.25          November 26, 2006


AGGREGATED OPTION EXERCISES DURING 2003 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                      NO. OF SECURITIES UNDERLYING       VALUE ($) OF UNEXERCISED
                                                         UNEXERCISED OPTIONS AT          IN-THE MONEY OPTIONS AT
                                                        FISCAL YEAR END 12/31/03         FISCAL YEAR END 12/31/03
                                                                  (#)                               ($)
                                                      -----------------------------    -----------------------------
                         SHARES
                        ACQUIRED        VALUE
                      ON EXERCISE      REALIZED
NAME                      (#)             ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
------------------   -------------   ------------    -----------     -------------     -----------    -------------
Tony Tong, CEO         200,000         $394,000           6,000          120,000          $21,090        $274,300

COMPENSATION OF DIRECTORS

         DIRECTORS' FEES. All of the Company's directors are reimbursed for out-of-pocket expenses relating to attendance at meetings. Each director is paid a sign-on bonus of 10,000 shares of common stock of the Company. Each director is also entitled to US$500 for each board meeting that such director attends in person, by conference call, or by committee action and US$200 for each committee meeting, payable by cash, common stock or stock options of the Company, at the option of the Company.

         ANNUAL RETAINER FEE. Each director is paid an annual retainer fee of US$10,000 in the form of common stock or stock option of the Company. Such retainer fee is paid semi-annually in arrears. The number of shares of common stock issued is based on the average closing market price over the ten trading days prior to the end of the six month period that the retainer fee is due.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL

         On December 30, 2002, we entered into an Executive Employment Contract with Tony Tong. Mr. Tong currently serves as our Chief Executive Officer. The employment agreement provides for Mr. Tong to earn an annual base salary of $100,000 in cash, plus $60,000 in stock compensation annually until April 1, 2005. Mr. Tong is also eligible for an annual bonus for each fiscal year during the term of his contract based on performance standards as the Board or compensation committee designates. Mr. Tong is entitled to receive a monthly housing allowance of $2,500, monthly automobile allowance of $500, tax preparation expenses of $2,000 per year, and cash bonus based on our net profit.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On March 28 2002, we completed a $3,480,000 private placement by issuing 2,400,000 shares of restricted common stock at a price of $1.45 per share to Sino Mart Management Limited ("Sino Mart"), whose executive director is the father of our chairman and CEO. In addition, we issued Sino Mart a warrant to purchase up to an additional 600,000 shares of restricted common stock at $1.45 per share. The fully exercisable warrant expires on April 25, 2005. The $3,480,000 private placement transaction was approved at a special stockholder meeting held on March 25, 2002.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of January 25, 2005, the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Company's common stock; (ii) each director; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

                                                            NUMBER OF SHARES           % OF COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER**                    BENEFICIALLY OWNED(1)        BENEFICIALLY OWNED***
--------------------------------------                    ---------------------        ------------------
Kin Shing Li (2)                                                 1,150,000                   12.35%
Rm. 3813, Hong Kong Plaza
188 Connaught Road West, Hong Kong
Sino Mart Management Ltd. (3)                                    1,880,000                   18.96%
c/o ChoSam Tong
16E, Mei On Industrial Bldg.
17 Kung Yip Street, Kwai Chung, NT, Hong Kong
ChoSam Tong (4)                                                  1,943,000                   19.58%
16E, Mei On Industrial Bldg.
17 Kung Yip Street, Kwai Chung, NT, Hong Kong
Tony Tong (5)                                                      212,891                    2.28%
ShaoJian (Sean) Wang (6)                                            22,500                    *
Victor Tong (7)                                                     57,700                    *
Peter Wang (8)                                                      22,500                    *
Michael Chun Ha (9)                                                 27,500                    *
Jeremy Goodwin                                                           0                    N/A
Tao Jin                                                                  0                    N/A
All directors and officers as a group (7 persons)                  343,091                    3.65%

*      Less than one percent.
** The address for each beneficial owner not otherwise specified is: c/o PacificNet Inc., 860 Blue Gentian Rd., Suite 360, Eagan, MN 55121. USA.
*** Based on 9,312,609 shares issued and outstanding as of January 25, 2005. In order to calculate the percentage of common stock beneficially owned by those beneficial owners who have Currently Exercisable Options, such person's Currently Exercisable Options must be added to the number of shares issued and outstanding.


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all common stock shares shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options, warrants or convertible securities (in any case, the "Currently Exercisable Options"). Each beneficial owner's percentage ownership is determined by assuming that the Currently Exercisable Options that are held by such person (but not those held by any other person) have been exercised and converted.
(2) Information obtained from the Schedule 13D/A filed by Mr. Kin Shing Li on October 14, 2003.

(3) Includes currently exercisable warrants to acquire 600,000 shares of common stock. The warrants were to be sold pursuant to an agreement, dated October 6, 2003. The purchaser defaulted in payment of the warrants and, accordingly, the agreement was terminated and the warrants returned to Sino Mart Management Ltd. Sino Mart Management Ltd. is owned by Mr. ChoSam Tong, the father of Messrs. Tony Tong and Victor Tong.
(4) Includes shares of common stock of Sino Mart Management Ltd., which is owned by Mr. ChoSamTong and Currently Exercisable Options to acquire 10,000 shares of common stock.
(5) Includes Currently Exercisable Options to acquire 22,500 shares of common stock. Excludes 1,250,000 shares owned by Sino Mart Management Ltd., as to which shares Mr. Tony Tong disclaims beneficial ownership.
(6)    Represents shares issuable upon exercise of Currently Exercisable
       Options.
(7) Includes Currently Exercisable Options to acquire 22,500 shares of common stock. Excludes 1,250,000 shares owned by Sino Mart Management Ltd., as to which shares Mr. Victor Tong disclaims beneficial ownership.
(8)    Represents shares issuable upon exercise of Currently Exercisable
       Options.
(9) Includes 22,500 shares issuable upon exercise of Currently Exercisable Options.

                              SELLING STOCKHOLDERS

         CONSULTING AGREEMENT

         On June 8, 2004, we entered into a consulting agreement with CEOCast, Inc., our current investor relations and public relations firm. Pursuant to the terms of the agreement, part of the compensation to CEOCast consisted of the issuance of 50,000 shares of our Common Stock. We granted CEOCast piggyback registration rights with respect to those shares. The following table sets forth as of January 25,2005, information regarding the current beneficial ownership of our common stock held by CEOCast, and its beneficial ownership assuming sale of all of the shares offered hereby. Information as to current ownership is based upon information provided to us by the selling stockholders, which we have not independently verified. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale.

         CEOCast has not held any position nor had any material relationship with us or our affiliates during the past three years.

                                                                                     Number of
                                                   Shares            Maximum          Shares
                                                Beneficially        Number of       Beneficially       Percentage
                                               Owned Prior to     Shares to be      Owned After      Ownership After
        Name of Selling Stockholder               Offering            Sold            Offering          Offering
--------------------------------------------   ---------------   ---------------   ---------------   ---------------
CEOCast, Inc.                                      50,000             50,000                 0                 0

         NOVEMBER PRIVATE PLACEMENT

         On November 17, 2004, we completed a private placement in which we sold an aggregate of 588,410 shares of common stock and issued warrants to purchase up to an aggregate of 117,682 shares of common stock. Pursuant to the terms of the securities purchase agreement certain of the investors in the private placement were granted piggyback registration rights with respect to the shares issued and shares underlying the warrants. The following table sets forth as of January 25, 2005, information regarding the current beneficial ownership of our common stock held by the selling stockholders listed below, and their beneficial ownership assuming sale of all of the shares offered hereby and the sale of all shares underlying the warrants. Information as to current ownership is based upon information provided to us by the selling stockholders, which we have not independently verified. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale.

         No selling stockholder listed below has held any position nor had any material relationship with us or our affiliates during the past three years.

                                                                                     Number of
                                                   Shares            Maximum          Shares
                                                Beneficially        Number of       Beneficially       Percentage
                                               Owned Prior to     Shares to be      Owned After      Ownership After
        Name of Selling Stockholder               Offering            Sold            Offering          Offering
--------------------------------------------   ---------------   ---------------   ---------------   ---------------
Sino Strategic Investment Limited (1)             385,848            385,848                 0                 0

Sunshine Ocean Investment Limited (2)             192,924            192,924                 0                 0

---------------

(1) Includes 64,308 shares of common stock issuable upon exercise of a warrant.

(2) Includes 32,154 shares of common stock issuable upon exercise of a warrant.

DECEMBER PRIVATE PLACEMENT

         On December 16, 2004, we completed a private placement in which we sold an aggregate of 1,000,002 shares of common stock and issued warrants to purchase up to an aggregate of 350,000 shares of common stock to the selling stockholders listed in the table below. The issuance of the two shares was the result of rounding of fractional shares. We are filing this registration statement pursuant to the terms of a registration rights agreement between each investor and us. We also agreed to bear expenses in connection with the registration and sale of the shares. See "Plan of Distribution."

         The following table sets forth as of January 25, 2005, information regarding the current beneficial ownership of our common stock by the selling stockholders and their beneficial ownership assuming sale of all of the shares of common stock offered hereby. Information as to current ownership is based upon information provided to us by the selling stockholders, which we have not independently verified. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale.

         No selling stockholder listed below has held any position nor had any material relationship with us or our affiliates during the past three years.

                                                                                     Number of
                                                   Shares            Maximum          Shares
                                                Beneficially        Number of       Beneficially       Percentage
                                               Owned Prior to     Shares to be      Owned After      Ownership After
        Name of Selling Stockholder               Offering            Sold            Offering          Offering
--------------------------------------------   ---------------   ---------------   ---------------   ---------------
SF Capital Partners Ltd.(1)                        135,000           135,000                 0                  0

Bluegrass Growth Fund LP(2)                         45,001            45,001                 0                  0

Bluegrass Growth Fund Ltd.(3)                       45,001            45,001                 0                  0

Omicron Master Fund(4)                             115,720            90,000            25,270                  0.24%

Iroquois Capital LP(5)                             450,001           450,001                 0                  0

Smithfield Fiduciary LLC(6)                         89,999            89,999                 0                  0

Portside Growth and Opportunity Fund(7)             90,000            90,000                 0                  0

Satellite Strategic Finance Associates,
LLC(8)                                             405,000           405,000                 0                  0

--------------------

(1) Includes 35,000 shares of common stock issuable upon exercise of a warrant.

(2) Includes 11,667 shares of common stock issuable upon exercise of a warrant.

(3) Includes 11,667 shares of common stock issuable upon exercise of a warrant.

(4) Includes (i) 23,333 shares of common stock issuable upon exercise of a warrant, and (ii) 25,270 shares of common stock issuable upon exercise of a warrant that were previously registered.

(5) Includes 116,667 shares of common stock issuable upon exercise of a warrant.

(6) Includes 23,333 shares of common stock issuable upon exercise of a warrant.

(7) Includes 23,333 shares of common stock issuable upon exercise of a warrant.

(8) Includes 105,000 shares of common stock issuable upon exercise of a warrant.

JANUARY PRIVATE PLACEMENT

         On January 15, 2004, we completed a private placement (the "January Private Placement") in which we sold an aggregate of 617,285 shares of common stock and issued warrants to purchase up to an aggregate of 154,320 shares of common stock to the selling stockholders listed in the table below. The registration statement (Registration No. 333-113209) covering the shares and underlying warrant shares in the January Private Placement was declared effective on April 30, 2004.

         The following table sets forth as of January 25, 2005, information regarding the current beneficial ownership of our common stock by the selling stockholders from the January Private Placement and their beneficial ownership assuming sale of all of the shares of common stock offered hereby. Information as to current ownership is based upon information provided to us by the selling stockholders, which we have not independently verified. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale.

         No selling stockholder has held any position nor had any material relationship with the Company or its affiliates during the past three years.

                   Name of                             Shares           Maximum Number    Number of Shares     Percentage
             Selling Stockholder                 Beneficially Owned        of Shares        Beneficially    Ownership After
             -------------------                 Prior to Offering        to be Sold           Owned            Offering
                                                 -----------------      --------------     After Offering   ----------------
                                                                                           --------------
Whalehaven Fund Limited(1)                              5,144                  5,144              0                  0

Omicron Master Fund(2)                                115,720                 25,720         90,000                  *

Excalibur Limited Partnership(3)                       15,432                 15,432              0                  0

Vertical Ventures LLC(4)                               25,720                 25,720              0                  0

Stonestreet LP(5)                                      25,720                 25,720              0                  0

Alpha Capital AG(6)                                    25,720                 25,720              0                  0
-----------
* Less than one percent.


         (1) Represents shares of common stock issuable upon exercise of a warrant.

         (2) Includes (i) 25,720 shares of common stock issuable upon exercise of a warrant, and (ii) 90,000 shares currently being registered under this registration statement.

         (3) Represents shares of common stock issuable upon exercise of a warrant.

         (4) Represents shares of common stock issuable upon exercise of a warrant.

         (5) Represents shares of common stock issuable upon exercise of a warrant.

         (6) Represents shares of common stock issuable upon exercise of a warrant.

WARRANTS

         In connection with a private placement consummated in March 2002, PacificNet granted warrants to purchase up to 600,000 shares of Common Stock. The holder of this warrant, Sino Mart Management Limited ("Sino Mart"), was granted piggyback registration rights with respect to the underlying shares of Common Stock. The following table sets forth, as of January 25, 2005, information regarding the current beneficial ownership of PacificNet's Common Stock by Sino Mart assuming the sale of all of the underlying shares of Common Stock. Sino Mart beneficially owns approximately 18.96% of the common stock of the Company. The sole director, officer and shareholder of Sino Mart is the father of PacificNet's CEO and President.

                                                                                 Number of Shares
                                             Shares            Maximum Number      Beneficially      Percentage
                   Name of              Beneficially Owned        of Shares           Owned        Ownership After
             Selling Stockholder        Prior to Offering        to be Sold       After Offering       Offering
             -------------------        -----------------      --------------     --------------   ----------------
Sino Mart Management Limited                1,880,000              600,000           1,280,000          12.91%

                            DESCRIPTION OF SECURITIES

         Our current authorized capital stock consists of 125,000,000 shares of common stock, par value $.0001 per share, of which 9,312,609 shares were issued and outstanding as of January 25, 2005, and 5,000,000 shares of preferred stock, par value $.0001 per share, none of which were issued and outstanding as of January 25, 2005.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably when, as and if declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

         The holders of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully-paid and nonassessable.

PREFERRED STOCK

         Under our Restated Certificate of Incorporation, as amended, the Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, but without any further action by our stockholders, to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The board of directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

                              PLAN OF DISTRIBUTION

         We are registering the common stock on behalf of the above selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds of such sales by the selling stockholders.

         The common stock may be sold by the selling stockholders from time to time in one or more transactions at or on any stock exchange, market or trading facility on which shares are traded or in private transactions. The sales may be made at fixed prices or at negotiated prices. The sale of the common stock may be affected by means of one or more of the following transactions (which may involve cross or block transactions):

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        settlement of short sales;

         o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker/dealers of other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these shares to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities. The selling stockholders may also enter into option or other transactions with broker-dealers, or other financial institutions for the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction.)

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         Pursuant to the registration rights agreement with the selling stockholders, all fees and expenses incurred by us incident to the registration of the common stock will be paid by us, including, without limitation, SEC filing fees. The selling stockholders will be indemnified by us against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

         The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

                        DISCLOSURE OF COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, pursuant to the foregoing provisions, or otherwise the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York.

                                     EXPERTS

         Our audited financial statements for the periods ended December 31, 2003 and 2002, have been included in this prospectus in reliance upon the report of Clancy and Co., P.L.L.C. independent auditors, appearing in this registration statement, and their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file all documents required to be filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC through the Electronic Data Gathering, Analysis and Retrieval system (EDGAR), and is publicly available through the SEC's website located at http://www.sec.gov.. This Amendment on Form SB-2, including all exhibits and schedules and amendments, has been filed with the SEC through EDGAR. You may also inspect this Amendment on Form SB-2, including all exhibits, without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of these materials from the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

                      PACIFICNET INC. FINANCIAL STATEMENTS

Interim Financial Statements as of September 30, 2004                Q-3 to Q-21

Audited Financial Statements as of December 31, 2003 and 2002        F-1 to F-21

INDEX TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Unaudited Condensed Consolidated Balance Sheets
  As Of September 30, 2004 And December 31, 2003                      Q-3

Unaudited Condensed Consolidated Statements
  Of Operations For The Nine Month Periods Ended
  September 30, 2004 And 2003                                         Q-5

Unaudited Condensed Consolidated Statements Of
  Cash Flows For The Nine Month Periods Ended
  September 30, 2004 And 2003                                         Q-6

Notes To Condensed Consolidated Financial Statements                  Q-7 - Q-11

                                         PACIFICNET INC. AND SUBSIDIARIES

                                           CONSOLIDATED BALANCE SHEETS

                   (In thousands of United States dollars, except par values and share numbers)


                                                                            SEPTEMBER 30,           DECEMBER 31,
                                                                                2004                    2003
                                                                         ----------------        ----------------
                                                                                                     (AUDITED)
ASSETS
Current Assets:
Cash and cash equivalents                                                $         1,322         $         2,900
Restricted cash - pledged bank deposits                                            1,993                   1,135
Accounts Receivables (net of allowance for doubtful accounts of $0
   as of September 30, 2004 and $0 as of December 31, 2003)                        4,442                   1,890
Inventories                                                                        1,313                      76
Other Current Assets                                                               1,082                     286
                                                                         ----------------        ----------------
Total Current Assets                                                              10,152                   6,287

Property and Equipment, net                                                        1,369                     466
Goodwill                                                                           7,515                     420
Investment - at equity                                                               523                      --
                                                                         ----------------        ----------------

TOTAL ASSETS                                                             $        19,559         $         7,173
                                                                         ================        ================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank Line of Credit                                                      $         1,277         $         1,199
Bank Loans - current portion                                                       1,396                   1,405
Capital Lease Obligations - current portion                                           81                     152
Accounts Payable                                                                     960                   1,007
Accrued Expenses                                                                   1,948                     360
Subscription Payable                                                                  --                     722
                                                                         ----------------        ----------------
    Total Current Liabilities                                                      5,662                   4,845
                                                                         ----------------        ----------------

Long-term liabilities:
Bank Loans - non current portion                                                      92                     377
Capital Lease Obligations - non current portion                                       89                     149
Shareholders' Loan                                                                   115                      --
                                                                         ----------------        ----------------
    Total Long-Term Liabilities                                                      296                     526
                                                                         ----------------        ----------------
Minority Interest in Consolidated Subsidiaries                                     1,507                    (110)

Commitments and Contingencies

Stockholders' Equity:
Preferred  stock,  par  value  $0.0001,  Authorized  -  5,000,000
   shares Issued and outstanding - none                                               --                      --
Common Stock, par value $0.0001, Authorized - 125,000,000 shares
   Issued and outstanding:
      September 30, 2004 - 8,370,762 issued; 7,284,608 outstanding
        December 31, 2003 - 6,163,977 issued; 5,363,977 outstanding                    1                       1


                                                       Q-3


Treasury Stock, at cost
      September 30, 2004 - 836,154 shares;
      December 31, 2003  - 800,000 shares                                           (104)                     (5)
Additional Paid-In Capital                                                        41,743                  31,790
Cumulative Other Comprehensive Loss                                                  (24)                    (24)
Accumulated Deficit                                                              (29,522)                (29,850)
                                                                         ----------------        ----------------

Total Stockholders' Equity                                                        12,094                   1,912
                                                                         ----------------        ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $        19,559         $         7,173
                                                                         ================        ================


                                                         Q-4

                                           PACIFICNET INC. AND SUBSIDIARIES

                                         CONSOLIDATED STATEMENTS OF OPERATIONS

         (UNAUDITED. IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT PROFIT/(LOSS) PER SHARE AND SHARE AMOUNTS)


                                                              THREE MONTHS                        NINE MONTHS
                                                           ENDED SEPTEMBER 30,                ENDED SEPTEMBER 30,
                                                         2004              2003             2004              2003
                                                     -------------    -------------     -------------    -------------
Revenues                                             $      8,054     $        124      $     19,640     $        344
                                                     -------------    -------------     -------------    -------------
Cost of Revenues                                           (6,682)             (95)          (15,724)            (178)
                                                     -------------    -------------     -------------    -------------

Gross Margin                                                1,372               29             3,916              166
Selling, General and Administrative expenses                 (835)            (273)           (2,487)          (1,013)
Depreciation and amortization                                 (74)              --              (214)              (3)
Provision for written off of fixed assets                      --               --                --              (91)
                                                     -------------    -------------     -------------    -------------

PROFIT/(LOSS) FROM OPERATIONS                                 463             (244)            1,215             (941)
Interest Income                                                 6                8                16               23
Sundry income                                                  72               46               136               46
Equity earnings in undistributed earnings of
   investee company                                             6               --                23               --
                                                     -------------    -------------     -------------    -------------

PROFIT/(LOSS) BEFORE INCOME TAXES, MINORITY
   INTEREST AND DISCONTINUED OPERATIONS                       547             (190)            1,390             (872)
Provision for income taxes                                     --               --                --               --
Minority Interest                                            (411)               4            (1,062)              25
                                                     -------------    -------------     -------------    -------------

PROFIT/(LOSS) BEFORE DISCONTINUED OPERATIONS                  136             (186)              328             (847)
                                                     -------------    -------------     -------------    -------------

LOSS FROM DISCONTINUED OPERATIONS                              --               --                --             (185)

NET PROFIT/(LOSS) AVAILABLE TO COMMON STOCKHOLDERS   $        136     $       (186)     $        328     $     (1,032)
                                                     =============    =============     =============    =============
BASIC AND DILUTED PROFIT/(LOSS) PER COMMON SHARE:
Profit/(Loss) from continuing operations             $       0.02     $      (0.03)     $       0.05     $      (0.16)
Profit/(Loss) from discontinued operations           $         --     $         --      $         --     $      (0.04)
                                                     -------------    -------------     -------------    -------------

Net Profit/(Loss)                                    $       0.02     $      (0.03)     $       0.05     $      (0.20)
                                                     =============    =============     =============    =============


                                                         Q-5

                                           PACIFICNET INC. AND SUBSIDIARIES

                                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                   (In thousands of United States dollars, except loss per share and share amounts)


                                                                                         NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                      2004                 2003
                                                                                ----------------     ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit/(loss)                                                               $           328      $        (1,032)
Adjustment to reconcile net profit/(loss) to net cash used in operating activities:
Expenses settled by issuance of warrants                                                     --                   15
Expenses settled by issuance of common shares                                                --                   42
Equity earnings of investee company                                                         (23)                  --
Provision for written off of fixed assets                                                    --                   91
Loss from discontinued operations                                                            --                  185
Minority Interest                                                                         1,622                  (25)
Depreciation and amortization                                                               214                    3
Accounts receivable and other current assets                                             (2,386)                 226
Inventories                                                                              (1,237)                  --
Accounts payable and accrued expenses                                                       611                 (158)
                                                                                ----------------     ----------------

Net cash used in operating activities                                                      (871)                (653)
                                                                                ----------------     ----------------

CASH FLOWS FROM INVESTMENT ACTIVITIES
Restricted cash-pledged bank deposits                                                      (858)                  --
Acquisition of property and equipment                                                    (1,039)                  --
Acquisition of subsidiaries                                                              (1,302)                  --
Acquisition of investee company                                                            (385)                  --
                                                                                ----------------     ----------------

Net cash used in investing activities                                                    (3,584)                  --
                                                                                ----------------     ----------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:

(Repayments)/advances under bank line of credit                                             (50)                 367

Repayment of amount borrowed under bank loans and capital
   lease obligations                                                                     (2,415)                  --

Proceeds from sale of common stock                                                        2,813                   --

Post acquisition of share capital - subsidiaries                                            564                   --

Repurchase of treasury shares                                                               (99)                  --

Proceeds from exercise of stock options                                                      74                  418

Advances under bank loans                                                                 1,990                   --
                                                                                ----------------     ----------------

Net cash provided by financing activities                                                 2,877                  785
                                                                                ----------------     ----------------

NET(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS                                      (1,578)                 132

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                            2,900                3,694
                                                                                ----------------     ----------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                        $         1,322      $         3,826
                                                                                ================     ================


                                                         Q-6


CASH PAID FOR:

    Interest                                                                    $           162      $            30

    Income taxes                                                                             --                   --

NONCASH INVESTING AND FINANCING ACTIVITIES:

Investment in subsidiaries acquired through issuance of common stock            $         6,500      $            --

Common stock issued to satisfy certain liabilities and to settle expenses       $            --      $            57

Common stock issued as a result of exercise of stock options                    $             2      $            --

                        PACIFICNET INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (Amounts expressed in United States dollars unless otherwise stated)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made.

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Examples include provisions for returns and impairment losses, accounting for income taxes, bad debts, and property, plant and equipment lives for depreciation purposes. Actual results may differ from these estimates. The results of operations for the nine-month period ended September 30, 2004 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2004. These financial statements should be read in conjunction with the Management's Discussion and Analysis and financial statements and notes thereto included in the Company's financial statements and accompanying notes thereto as of and for the year ended December 31, 2003, filed with the Company's Annual Report on Form 10-KSB.

Certain figures from prior periods have been reclassified to conform to the current period's presentation.

2. EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share are based on the weighted average number of shares of common stock outstanding. Diluted earnings or loss per share is based on the weighted average number of shares of common stock outstanding and dilutive common stock equivalents. All earnings per share amounts in these financial statements are basic earnings (loss) per share as defined by SFAS No. 128, "Earnings Per Share." Diluted weighted average shares outstanding for both periods in 2003 exclude the potential issuances of common stock upon exercise of options and warrants because to do so would be antidilutive. Total potential common shares not included in the computation of dilutive EPS for both periods in 2004 was 154,320 warrants to purchase common stock because their impact would be antidilutive based on current market prices.

The computation of basic and diluted profit/(loss) per share is as follows:

             (IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT WEIGHTED SHARES AND PER SHARE AMOUNTS)

                                                      THREE MONTHS ENDED               NINE MONTHS ENDED
                                                -----------------------------    -----------------------------
                                                SEPTEMBER 30,   SEPTEMBER 30,    SEPTEMBER 30,   SEPTEMBER 30,
                                                    2004            2003             2004            2003
                                                ------------    ------------     ------------    ------------
  Numerator-net profit /(loss)                  $       136     $      (186)     $       328     $    (1,032)
                                                ============    ============     ============    ============
  Denominator:

  Weighted average number of shares used in
    computed basic EPS                            7,284,615       5,348,572        6,960,854       5,170,079

  Net effect of dilutive common shares
                                                    517,892              --          627,365              --
                                                ------------    ------------     ------------    ------------
  Weighted average shares used in computed
    diluted EPS
                                                  7,802,507       5,348,572        7,588,219       5,170,079
                                                ============    ============     ============    ============

  Basic profit/(loss) per share                 $      0.02     $     (0.03)     $      0.05     $     (0.20)
  Diluted profit/(loss) per share               $      0.02     $     (0.03)     $      0.04     $     (0.20)

3. BUSINESS ACQUISITIONS

SMARTIME HOLDINGS LIMITED
-------------------------

On September 15, 2004, the Company, through its subsidiary PacificNet Strategic Investment Holdings Limited, consummated the acquisition of a 81% controlling interest (the "Acquisition") in Smartime Holdings Limited, a corporation incorporated in Hong Kong SAR ("Smartime"). Smartime is engaged in the business of providing software customization and localization, outsourcing, third-party alliance and hardware and software distribution to the banking, postal and telecommunications industries in Hong Kong and China.

The Company acquired the controlling interest in Smartime through the purchase of 630 shares (the "Shares") of Smartime Holdings Limited("Smartime"). The consideration for the Acquisition was payable as follows:

(i) USD$500,000, payable in shares of common stock of the Company (the "Common Stock"), equivalent to 100,000 restricted shares (the "Shares") of Common Stock, based on a fair market value of $5.00, deliverable within 30 days of signing the Agreement. All of the Shares deliverable to the Shareholders are being held in escrow pursuant to the terms of an escrow agreement, which provides that the Common Stock will be released in installments over the twelve month period ending on September 30, 2005; provided, that Smartime meets certain net income milestones during such period. If at the end of the second twelve month period ending on September 30, 2006, there is a shortfall in Smartime's net income, the Shareholders shall return to the Company Shares equivalent to the dollar amount of such shortfall divided by $5.00; and

(ii) warrants to purchase up to 50,000 shares of Common Stock at an exercise price equal to the 5 day volume weighted average price of the Common Stock before the signing of the Agreement. The warrants are exercisable for a period of 3 years from the date of issuance.

GUANGZHOU YUESHEN TAIYANG TECHNOLOGY LIMITED
--------------------------------------------

On April 12, 2004, the Company, through its subsidiary PacificNet Strategic Investment Holdings Limited, consummated the acquisition of a 51% controlling interest (the "Acquisition") in Guangzhou YueShen TaiYang Technology Limited, a newly formed company incorporated in the People's Republic of China ("YueShen"). YueShen is engaged in the business of distributing telecom services, including calling cards, mobile SIM cards, prepaid stored-value cards, VoIP, IDD calling cards, bundled insurance cards and customer loyalty membership cards in China.

The Company acquired the controlling interest in YueShen through the purchase of 85 shares (representing 100% of the issued and outstanding shares, the "Shanghai Shares") of Shanghai Classic Group Limited, the beneficial owner of the 51% controlling interest in YueShen. The consideration for the Acquisition was an aggregate value of approximately USD$1,196,143, which was paid in cash and shares of common stock of the Company (the "Common Stock"), and a warrant to purchase up to 50,000 shares of Common Stock. The consideration was paid as follows:

(i) approximately USD$616,195 by delivery of 106,240 shares of Common Stock as consideration for the purchase of 51 of the Shanghai Shares from Yan Kuan Li ("Ms. Li") within thirty (30) days of the signing of the agreement for the Acquisition. All of the Common Stock deliverable to Ms. Li is being held in escrow pursuant to the terms of an escrow agreement, which provides that the Common Stock will be released in installments over the twelve month period following the consummation of the Acquisition, provided, that YueShen attains certain net income milestones during such period. In the event there is a shortfall in the net income during the period Ms. Li shall return to the Company shares of Common Stock equivalent to the dollar amount of such shortfall divided by $5.80; and

(ii) approximately USD$338,303 in cash as consideration for the purchase of 34 of the Shanghai Shares from Avatar Trading, Ltd. ("Avatar") within thirty (30) days of the closing of the Acquisition; and

(iii) approximately USD$241,645 in cash directly to YueShen within thirty (30) days of the closing of the Acquisition, as consideration for the purchase of the YueShen shares by Shanghai.

The cash portion of the purchase price for the Acquisition was from working capital of the Company.

CHEER ERA LIMITED
-----------------

On April 7, 2004, the Company, through its subsidiary PacificNet Strategic Investment Holdings Limited, consummated the acquisition of 300 shares (the "Shares"), representing 30% of the issued and outstanding shares of Cheer Era Limited, a newly formed company incorporated in Hong Kong SAR ("Cheer Era").

Cheer Era is engaged in the business of designing, developing and manufacturing multimedia entertainment and communication kiosk products, including photo and video entertainment kiosks, digital camera photo development stations, MMS, ring-tone and mobile content download, payment and delivery stations for mobile phones, and other coin-operated kiosks and kiosk consumables. The consideration for the Shares was an aggregate value of approximately USD$1,156,812, which was paid in cash and shares of Common Stock, and a warrant to purchase up to 80,000 shares of Common Stock. The consideration was paid as follows:

(i) approximately USD$771,208 by delivery of 149,459 shares of Common Stock as consideration for the purchase of 100 of the Shares from Apex Legend Limited, a company incorporated in the British Virgin Islands ("Apex") within thirty (30) days of the signing of the agreement for the purchase of the Shares. All of the Common Stock deliverable to Apex is being held in escrow pursuant to the terms of an escrow agreement, which provides that the Common Stock will be released in installments over the twelve month period following the consummation of the purchase and sale of the Shares, provided, that Cheer Era attains certain net income milestones during such period. In the event there is a shortfall in the net income during the period, Apex shall return to the Company shares of the Common Stock equivalent to the dollar amount of such shortfall divided by $6.00; and

(ii) approximately USD$385,604 in cash directly to Cheer Era within thirty (30) days of the closing of the purchase and sale of the Shares for the Company's subscription to purchase 200 of the Shares. The cash used to pay for the Shares was from working capital of the Company.

4. JOINT VENTURE OPERATIONS

The Company ceased its participation with International Elite Limited (IEL) in the joint venture company, PacificNet Communications Limited - Macao Commercial Offshore (the "Joint Venture"). Pursuant to the terms of the Equity Joint Venture Agreement, signed on December 21, 2002, the Company was required to obtain the requisite regulatory and shareholder approval to issue 34 million shares of the Company's common stock in connection with the Joint Venture transaction. The Company did not receive the necessary regulatory and shareholder approval to issue the shares. Since the Company was unable to obtain the appropriate approvals, the board of directors of the Company determined that it was in the best interest of the Company to terminate its interest in the Joint Venture. Since the Company did not obtain regulatory and shareholder approval of the joint venture transaction and the Company does not control the operating and financing decisions of the joint venture, the Company does not consolidate the assets, liabilities, revenues and expenses of the joint venture. The original 800,000 deposit shares held in escrow were canceled and returned to the Company's treasury. The termination agreement was signed on March 30, 2004. As such, the results of operations for the nine months ended September 30, 2003, do not include the activity for the joint venture as previously reported in its September 30, 2003 quarterly filing.

5. STOCKHOLDERS' EQUITY

Common stock issued.

For the nine month period ended September 30, 2004, the Company issued (i) 1,300,000 shares with total consideration of $6,500,000 to acquire subsidiaries representing (a)100,000 deposit shares of common stock plus 400,000 shares as a result of achievement of certain earnings criteria to Epro; b) 350,000 deposit shares of common stock plus 450,000 shares as a result of achievement of certain earnings criteria to Linkhead; (ii) 617,285 shares with cash consideration of $3,000,000 pursuant to a private placement, including warrants to purchase up to an aggregate of 154,320 common shares of the Company issued to a group of institutional investors; (iii) 39,500 shares as a result of exercise of stock options with cash consideration of $74,000 and noncash consideration of $2,000;(iv) post-acquisition of share capital from subsidiaries of $564,000; and
(v)reduced by repurchase of 28,344 shares with cash consideration of $99,000 by the Company.

COMMON STOCK REPURCHASE PROGRAM.
--------------------------------

The Company's Board of Directors has approved a Corporate Stock Repurchase Program to purchase up to US$800,000 worth of outstanding shares of its common stock in open market transactions, from time to time, in compliance with Rule 10b-18 of the Securities Exchange Act of 1934 and all other applicable securities regulations. The purpose of the repurchase program is to enhance shareholder value. During the nine months ended September 30, 2004, the Company repurchased 28,344 shares at an average price of $3.47 per share for approximately $99,000.

6. STOCK-BASED COMPENSATION

Stock options.

During the three month period ended September 30, 2003, no stock options were granted.

During the three month period ended September 30, 2004, the Company granted 600,000 stock options to purchase the Company's common stock at $2.00 per share, which expire on June 23, 2006. No options were granted during the first and second quarters of 2004. During the three months period ended September 30, 2004, 400,000 stock options were canceled or forfeited, and no options were exercised. As of September 30, 2004, there were 1,086,100 stock options outstanding and 394,850 options exercisable. The weighted average exercise price of the options outstanding and exercisable is $2.05 and $2.08, respectively, and the weighted average remaining contractual life is 1.64 and 1.45 years, respectively.

The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value. Had compensation expense for the Company's stock-based compensation plans been determined under FASB No. 123, based on the fair market value at the grant dates, the Company's pro forma net loss and pro forma net loss per share would have been reflected as follows at September 30:

                                    THREE MONTHS ENDED                    NINE MONTHS ENDED
                             SEPTEMBER 30,       SEPTEMBER 30,      SEPTEMBER 30,      SEPTEMBER 30,
                                 2004                2003               2004               2003
                            ---------------     --------------     --------------     --------------
Net profit (loss)
  As reported               $         136      $        (186)     $         328      $      (1,032)
  Stock-based employee
  compensation cost,
  net of tax                         (397)                --               (397)            (1,133)
                            --------------     --------------     --------------     --------------
  Pro forma                 $        (261)     $        (186)     $         (69)     $      (2,165)
                            ==============     ==============     ==============     ==============
Profit (loss) per share
Basic
  As reported               $        0.02      $       (0.03)     $        0.05      $       (0.20)
                            ==============     ==============     ==============     ==============
  Pro forma                 $       (0.04)     $       (0.03)     $       (0.01)     $       (0.42)
                            ==============     ==============     ==============     ==============

Diluted
  As reported               $        0.02      $       (0.03)     $        0.04      $       (0.20)
                            ==============     ==============     ==============     ==============
  Pro forma                 $       (0.03)     $       (0.03)     $       (0.01)     $       (0.42)
                            ==============     ==============     ==============     ==============

The fair value of options granted during the three months period ended September 30, 2004, was $1.89 and was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 0%, expected volatility of 57%, risk-free interest rate of 2.25%, and an expected life of 2 years.

The fair values of options granted during the three and nine months period ended September 30, 2003, were $1.62 and $2.04, respectively, and were estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 0%, expected volatility of 266%, risk-free interest rate of 2.5%, and an expected life of 3 years.

WARRANTS.

During the three months period ended September 30, 2003, no warrants were granted to purchase the Company's common stock. 154,320 warrants were granted at $7.15 per share during the second quarter of 2004, and no warrants were exercised, canceled or forfeited. As of September 30, 2004, there were 954,320 warrants outstanding. The weighted average exercise price of the warrants outstanding is $2.43 and the weighted average remaining contractual life is 1.32 years.

7. SEGMENT INFORMATION

The Company's reportable segments are operating units, which represent the operations of the Company's significant subsidiaries. The significant accounting policies of the Company's subsidiaries are the same as those of the Company. No information has been presented for the comparative prior period as the acquisitions of the Company's current significant subsidiaries had not occurred as of those dates. The operations for the nine months ended September 30, 2003 primarily represent the operations of our subsidiary PacificNet Solutions Limited. ("PacSo"), which specializes in systems integration, software application, and e-business solutions services in Hong Kong and Greater China.

Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes the Company's other insignificant subsidiaries and corporate related items, and, as it relates to segment profit (loss), income and expense not allocated to reportable segments (in thousands).

FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 2004    LINKHEAD     EPRO    YUESHEN   SMARTIME    OTHER     TOTAL
------------------------    --------     ----    -------   --------    -----     -----
Revenues                     $ 4,270   $ 6,706   $ 7,793   $   141    $   730    $19,640
Operating gain/(loss)        $ 1,133   $   729   $   100   $    14    $  (586)   $ 1,390
Total assets                 $ 3,252   $ 3,713   $   273   $ 1,032    $11,289    $19,559

FOR THE THREE MONTHS
ENDED SEPTEMBER 30, 2004    LINKHEAD     EPRO    YUESHEN   SMARTIME    OTHER     TOTAL
------------------------    --------     ----    -------   --------    -----     -----
Revenues                     $ 1,489   $ 2,404   $ 3,988   $   141    $    32    $ 8,054
Operating gain/(loss)        $   380   $   278   $    48   $    14    $  (173)   $   547
Total assets                 $ 3,252   $ 3,713   $   273   $ 1,032    $11,289    $19,559

INDEX TO ANNUAL FINANCIAL STATEMENTS (AUDITED)

Report of Independent Public Accountants                                    F-2
Consolidated Balance Sheets - As of December 31, 2003 and 2002              F-3
Consolidated Statements of Operations - For the Years Ended
  December 31, 2003 and December 31, 2002                                   F-4
Consolidated Statements of Changes in Stockholders' Equity
  - For the Years Ended December 31, 2003 and December 31, 2002             F-5
Consolidated Statements of Cash Flows - For the Years Ended
  December 31, 2003 and December 31, 2002                                   F-6
Notes to Consolidated Financial Statements                           F-7 - F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of PacificNet Inc.:

We have audited the accompanying consolidated balance sheets of PacificNet Inc. (a Delaware Corporation) and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PacificNet Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their consolidated operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CLANCY AND CO, P.L.L.C.
Phoenix, Arizona
March 30, 2004


PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of United States dollars, except par values and share numbers)


                                                                                 DECEMBER 31, 2003         DECEMBER 31, 2002
                                                                                --------------------     --------------------
ASSETS
Current Assets:
Cash and cash equivalents                                                       $             2,900      $             3,694
Restricted cash - pledged bank deposits (Notes 7 and 8)                                       1,135                       --
Accounts Receivables (net of allowance for doubtful accounts of $0 as                         1,890                      220
     of December 31, 2003 and $255 as of December 31, 2002)
Inventories (Note 3)                                                                             76                       --
Other Current Assets                                                                            286                       97
                                                                                --------------------     --------------------

Total Current Assets                                                                          6,287                    4,011

Property and Equipment, net (Note 6)                                                            466                      284
Goodwill (Note 5)                                                                               420                       19
                                                                                --------------------     --------------------
TOTAL ASSETS                                                                    $             7,173      $             4,314
                                                                                --------------------     --------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank Line of Credit (Note 7)                                                    $             1,199      $               565
Bank Loans-current portion (Note 8)                                                           1,405                       --
Capital Lease Obligations - current portion (Note 9)                                            152                       --
Accounts Payable                                                                              1,007                      224
Accrued Expenses                                                                                360                      141
Subscription Payable (Note 10)                                                                  722                       --
                                                                                --------------------     --------------------
     Total Current Liabilities                                                                4,845                      930
                                                                                --------------------     --------------------
Long-term liabilities:
Bank Loans - non current portion (Note 8)                                                       377                       --
Capital Lease Obligations - non current portion (Note 9)                                        149                       --
                                                                                --------------------     --------------------
     Total Long-Term Liabilities                                                                526                       --
                                                                                --------------------     --------------------
Total Liabilities                                                                             5,371                      930

Minority Interest in Consolidated Subsidiary                                                   (110)                     131

Commitments and Contingencies (Note 7)

Stockholders' Equity:
Preferred stock, par value $0.0001, Authorized  - 5,000,000 shares
     Issued and outstanding - none                                                               --                       --
Common Stock, par value $0.0001, Authorized - 125,000,000 shares Issued and outstanding:
         December 31, 2003 - 6,163,977 issued; 5,363,977 outstanding
         December 31, 2002 - 4,907,252 shares                                                     1                        1
Treasury Stock, at cost (800,000 shares)                                                         (5)                      (5)
Additional Paid-In Capital                                                                   31,790                   31,253
Cumulative Other Comprehensive Loss                                                             (24)                     (24)
Accumulated Deficit                                                                         (29,850)                 (27,972)
                                                                                --------------------     --------------------
Total Stockholders' Equity                                                                    1,912                    3,253
                                                                                --------------------     --------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $             7,173      $             4,314
                                                                                --------------------     --------------------

                   The accompanying notes are an integral part of these consolidated financial statements.


                                                             F-3

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of United States dollars, except loss per share and share amounts)


YEAR ENDED DECEMBER 31:                                                             2003                 2002
                                                                                ------------         ------------
Revenues                                                                        $     1,217          $     2,319
                                                                                ------------         ------------
Cost of Revenues                                                                       (698)              (1,787)
                                                                                ------------         ------------
Gross Margin                                                                            519                  532

Selling, General and Administrative expenses                                         (2,758)              (2,912)
Depreciation and amortization                                                           (76)                (264)
Provision for written off of fixed assets                                              (208)                  --
                                                                                ------------         ------------
LOSS FROM OPERATIONS                                                                 (2,523)              (2,644)

Interest Income                                                                          27                   33
Sundry income                                                                            54                   --
                                                                                ------------         ------------
LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND DISCONTINUED OPERATIONS              (2,442)              (2,611)

Provision for income taxes (Note 12)                                                    (32)                  --
Provision for impairment loss of affiliated companies (Note 5)                           --                  (97)
Minority Interests                                                                      596                 (106)
                                                                                ------------         ------------
LOSS BEFORE DISCONTINUED OPERATIONS                                                  (1,878)              (2,814)
                                                                                ------------         ------------
LOSS FROM DISCONTINUED OPERATIONS (NOTE 2)                                               --                 (107)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS                                       $    (1,878)         $    (2,921)
                                                                                ------------         ------------
BASIC AND DILUTED LOSS PER COMMON SHARE:
Loss from continuing operations                                                 $     (0.36)         $     (0.67)
Loss from discontinued operations                                                        --          $     (0.03)
                                                                                ------------         ------------
Net loss                                                                        $     (0.36)         $     (0.70)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                   5,234,744            4,191,816

             The accompanying notes are an integral part of these consolidated financial statements.


                                                       F-4

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands of United States dollars, except loss per share and share amounts)


                                                                     CUMULATIVE
                                                        ADDITIONAL      OTHER                                             TOTAL
                           PREFERRED       COMMON        PAID-IN     COMPREHENSIVE    ACCUMULATED       TREASURY       STOCKHOLDERS'
                             STOCK         STOCK         CAPITAL     INCOME/(LOSS)      DEFICIT           STOCK           EQUITY
                         ------------   ------------   ------------  ------------     ------------     ------------    -------------
BALANCE AT DECEMBER
    31, 2001
    (1,634,628
    SHARES)              $        --    $        --    $    26,755   $       (22)     $   (25,051)     $        --     $      1,682

COMPREHENSIVE LOSS:
Net loss                          --             --             --            --           (2,921)              --           (2,921)
Change in
    Cumulative
    Effect of
    Foreign
    Currency
    Translation                   --             --             --            (2)              --               --               (2)
                                                                                                                       -------------
TOTAL COMPREHENSIVE
    LOSS                                                                                                                     (2,923)
                                                                                                                       -------------
Issuance of common
    stock for
    services
    (337,007 shares)              --             --            263            --               --               --              263
Issuance of common
    stock to
    acquire fixed
    assets (155,058
    shares)                       --             --            186            --               --               --              186
Issuance of common
    stock to
    satisfy
    liabilities
    (60,585 shares)               --             --             50            --               --               --               50
Issuance of common
    stock for cash
    (2,725,000
    shares)                       --              1          3,999            --               --               --            4,000
Treasury Stock
    acquired, at
    cost (4,970
    shares)                       --             --             --            --               --               (5)              (5)
Share adjustment
    (56 shares
    reduction)                    --             --             --            --               --               --               --
                         ------------   ------------   ------------  ------------     ------------     ------------    -------------
BALANCE AT DECEMBER
    31, 2002
    (4,907,252
    SHARES)                       --              1         31,253           (24)         (27,972)              (5)           3,253

COMPREHENSIVE LOSS:
Net loss                          --             --             --            --           (1,878)              --           (1,878)
                                                                                                                       -------------
TOTAL COMPREHENSIVE
    LOSS                                                                                                                     (1,878)
                                                                                                                       -------------
Shares returned to
    the treasury
    (800,000 shares)              --             --             --            --               --               --               --
Issuance of common
    stock to
    satisfy
    services
    (16,725 shares)               --             --             27            --               --               --               27
Issuance of common
    stock for
    officer's
    exercise of
    stock options
    as part of
    employment
    compensation
    (200,000 shares)              --             --            100            --               --               --              100
Exercise of stock
    options and
    warrants for
    cash (240,000
    shares)                       --             --            410            --               --               --              410
                         ------------   ------------   ------------  ------------     ------------     ------------    -------------
BALANCE AT DECEMBER
    31, 2003
    (5,363,977
    SHARES)              $        --    $         1    $    31,790   $       (24)     $   (29,850)     $        (5)    $      1,912

                       The accompanying notes are an integral part of these consolidated financial statements.


                                                                 F-5

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of United States dollars, except loss per share and share amounts)


                                                                               2003         2002
                                                                             --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                     ($1,878)     ($2,921)
Adjustment to reconcile net loss to net cash used in operating activities:
Expenses settled by issuance of common shares                                    127          313
Minority Interest                                                               (596)          98
Loss on disposal of fixed assets                                                 208          142
Provision for impairment of software development costs                           761          122
Provision for impairment of affiliated companies                                  --           97
Provision for write-off of goodwill                                               19           --
Depreciation                                                                      72          154
Amortization                                                                       4          110
Changes in:

Accounts receivable and other current assets                                     272          145
Inventories                                                                       --           93
Other payables and accrued expenses                                              106         (525)
                                                                             --------     --------
Net cash used in operating activities                                           (905)      (2,172)
                                                                             --------     --------
CASH FLOWS FROM INVESTMENT ACTIVITIES
Increase in restricted cash-pledged bank deposits                               (975)          --
Acquisition of property and equipment                                            (29)         (14)
Acquisition of intangible assets                                                 (19)          --
Acquisition of subsidiaries                                                     (211)          --
Acquisition of affiliate company interests                                        --          (22)
                                                                             --------     --------
Net cash used in investing activities                                         (1,234)         (36)
                                                                             --------     --------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Advances under bank line of credit                                               634          565
Proceeds from sale of common stock                                                --        4,000
Proceeds from exercise of stock options and warrants                             410           --
Repayment of amount borrowed                                                    (465)          --
New bank loans                                                                   717           --
New finance lease                                                                 49           --
Purchases of treasury stock                                                       --           (5)
                                                                             --------     --------
Net cash provided by financing activities                                      1,345        4,560
                                                                             --------     --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                           --           (2)
                                                                             --------     --------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                       (794)       2,350
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                   3,694        1,344
                                                                             --------     --------
CASH AND CASH EQUIVALENTS, END OF YEAR                                       $ 2,900      $ 3,694
                                                                             --------     --------
CASH PAID FOR:
     Interest                                                                     54            8
     Income taxes                                                                 --           --

NONCASH INVESTING AND FINANCING ACTIVITIES:
Investment in subsidiary acquired through issuance of
   subscriptions payable                                                     $   722      $    --
Common stock issued to satisfy certain liabilities and
   to settle expenses                                                        $   127      $   313
Common stock issued to acquire fixed assets                                  $    --      $   186

      The accompanying notes are an integral part of these consolidated financial statements.

                                                F-6

PACIFICNET INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in United States dollars unless otherwise stated)

1. NATURE OF OPERATIONS

         PacificNet Inc. (referred to herein as "PacificNet" or the "Company") was originally incorporated in the State of Delaware on April 8, 1987.

         PacificNet is an Asian information technology solutions provider that develops and implements full service information technology ("IT") solutions. In fiscal year 2002, the Company reduced the business-to-business electronic commerce initiatives to focus on IT consulting services and the licensing of proprietary software technologies. The Company provides telecommunication voice and data network communications products and services. The Company's business strategy is to expand its role in the rapidly growing business sector, namely the IT solution provision and network communication businesses, in the Asian market, particularly the greater PRC region.

         Operating Risks - The Company's business is characterized by rapid technological change, new product and service development and evolving industry standards. Inherent in the Company's business are various risks and uncertainties, including limited operating history, uncertain profitability, history of losses and risks associated with the Internet, e-commerce and the ability to raise additional capital.

2. BUSINESS DISPOSITIONS AND RESCINDED TRANSACTIONS

         Business Disposition - In September 2001, the Board of Directors of the Company approved a plan not to further invest in Laptizen.com Limited ("Laptizen") subsidiary. Laptizen is a Hong Kong value added reseller of computer systems. As of December 31, 2001 all activities related to Laptizen had significantly reduced and the Company planned to liquidate Laptizen. During the year ended December 31, 2001, the Company wrote-off associated Laptizen goodwill of $89,000. Revenue and net loss information related to Laptizen operations is as follows (in thousands):

                                            YEAR ENDED DECEMBER 31,
                                            -----------------------
                                              2003          2002
                                            --------       --------
                  Revenues                  $     -        $    15
                  Net loss                  $     -        $  (107)

         Rescinded transaction - The Company has ceased its participation with International Elite Limited (IEL) in the joint venture company, PacificNet Communications Limited - Macao Commercial Offshore (the "Joint Venture"). Pursuant to the terms of the Equity Joint Venture Agreement, signed on December 21, 2002, the Company was required to obtain the requisite regulatory and shareholder approval to issue 34 million shares of the Company's common stock in connection with the Joint Venture transaction. The Company still has not received the necessary regulatory and shareholder approval to issue the shares. Since the Company was unable to obtain shareholder approval, the board of directors of the Company determined that it was in the best interest of the Company to terminate its interest in the Joint Venture. Since the Company has not obtained regulatory and shareholder approval of the joint venture transaction and the Company does not control the operating and financing decisions of the joint venture, the Company does not consolidate the assets, liabilities, revenues and expenses of the joint venture. The Company will no longer seek approval to issue the 34 million shares to the Joint Venture and the original 800,000 deposit shares held in escrow were canceled and returned to the Company's treasury. The termination agreement was signed on March 30, 2004. (See Note 15).

         The following 2003 unaudited quarterly interim information has been restated to present the results of operations for the Company as a result of the joint venture termination (in thousands):

                                                           March 31        June 30       September 30
                                                         ------------    ------------    ------------
        Revenues                                           $     92        $    220       $    344
        Net loss                                           $   (614)       $   (846)      $ (1,032)
        Basic and diluted loss per share                   $  (0.12)       $  (0.15)      $  (0.20)

         The net effect of the restatement for the 2003 quarterly interim information was as follows:

         March 31 - overstatement of revenues of $1,175,000, understatement of net loss of $337,000, and understatement of loss per share of $0.06 per share.

         June 30 - overstatement of revenues of $2,334,000, understatement of net loss of $694,000, and understatement of loss per share of $0.12 per share.

         September 30 - overstatement of revenues of $3,510,000, understatement of net loss of $1,033,000, and understatement of loss per share of $0.20.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.       Principles of Consolidation and Presentation
         --------------------------------------------

                  The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and present the financial statements of the Company and its wholly owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

b.       Investments in Affiliated Companies
         -----------------------------------

                  Investments in the Company's subsidiaries or joint venture are fully consolidated in accordance with SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries," because the voting power authorizing all major operating and financing decisions for the subsidiaries or joint venture rests with the board of directors of the Company.

c.       Revenue Recognition
         -------------------

                  Revenues from services rendered consist primarily of license and support revenue from consulting, implementation and training services. Revenue from license agreements is recognized when:

                  (i) a signed non-cancelable software license exists,
                  (ii) delivery has occurred,
                  (iii) the Company's fee is fixed or determinable, and
                  (iv) collectibility is probable at the date of sale.

                  Revenue from support services is recognized when (i) the services are performed, (ii) collectibility is probable and
                  (iii) such revenues are contractually nonrefundable. Revenues from the sale of products and systems is recognized when the product and system is completed, shipped, and risks and rewards of ownership have transferred.

d.       Allowance for Doubtful Accounts
         -------------------------------

                  The Company presents accounts receivable, net of allowances for doubtful accounts and returns. The allowances are calculated based on a detailed review of certain individual customer accounts, historical rates and an estimate of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company also records reserves for bad debt for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer, macroeconomic considerations and historical experience. If circumstances related to specific customers change, our estimates of the recoverability of receivables could be further adjusted.

e.       Estimates and Assumptions
         -------------------------

                  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

f.       Property and Equipment
         ----------------------

                  Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term, ranging from three to five years.

g.       Inventories
         -----------

                  Inventories consist of finished goods and are stated at the lower of cost or market value. Cost is computed using the first-in, first-out method and includes all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business after the balance sheet date or management estimates based on prevailing market conditions.

h.       Foreign Currency Translation
         ----------------------------

                  The functional currency of the Company is United States dollars (US$) and the financial records are maintained and the financial statements prepared in US$. The functional currency of the Company's subsidiaries is Hong Kong dollars (HK$) and the financial records of the subsidiaries are maintained and the financial statements are prepared in HK$.

                  The translation of the financial statements into US$ is performed for balance sheet accounts using the closing exchange rate in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during each reporting period. The resulting foreign currency translation gain or loss is included in Cumulative Other Comprehensive Loss, which is shown separately from retained earnings in the equity section of the balance sheet.

i.       Income taxes
         ------------

                  The Company and its subsidiaries account for income taxes using the liability method, which requires an entity to recognize deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expenses or benefits in the year that covers the enactment in the near-future date. A valuation allowance will be provided when there is an uncertainty that a deferred tax benefit will be realized.

j.       Goodwill and Purchased Intangible Assets
         ----------------------------------------

                  Goodwill and purchased intangible assets determined to have indefinite useful lives related to acquisitions after June 30, 2001 are not amortized, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) SFAS No. 142, "Goodwill and Other Intangible Assets."

k.       Impairment of Long-Lived Assets
         -------------------------------

                  The Company periodically assesses the need to record impairment losses on long-lived assets, such as property, plant and equipment, goodwill and purchased intangible assets, used in operations and its investments when indicators of impairment are present indicating the carrying value may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. All goodwill will no longer be amortized and potential impairment of goodwill and purchased intangible assets with indefinite useful lives will be evaluated using the specific guidance provided by SFAS No. 142 and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This impairment analysis will be performed at least annually. For investments in affiliated companies that are not majority-owned or controlled, indicators or value generally include revenue growth, operating results, cash flows and other measures. Management then determines whether there has been a permanent impairment of value based upon events and circumstances that have occurred since acquisition. It is reasonably possible that the impairment factors evaluated by management will change in subsequent periods, given that the Company operates in a volatile environment. This could result in material impairment charges in future periods.

l.       Research and Development Costs and Capitalized Software Costs
         -------------------------------------------------------------

                  Expenditures related to the research and development of new products and processes, including significant improvements and refinements to existing products are expensed as incurred, unless they are required to be capitalized.

                  Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a detailed program design or working model of the product, and ending when a product is available for release to customers. For the year ended December 31, 2003, the Company did not capitalize (2002: $0) any costs related to the purchase of software and related technologies and content, which provide new functionality for the Company's existing software products and the Company wrote off all the costs and expenses incurred of $761,000 during the year (2002: $93,545). The Company amortized capitalized software development costs of $106,837 in 2002.

m.       Loss per share
         --------------

                  Basic and diluted earnings or loss per share amounts in the financial statements are computed in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings or loss per share is based on the weighted average number of common shares outstanding. Diluted earnings or loss per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic earnings/loss per share is computed by dividing net income/loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period and excludes the dilutive effect of stock options and warrants because to do so would be antidilutive. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value.

n.       Stock-Based Compensation Plans
         ------------------------------

                  The Company has adopted SFAS No. 123, "Accounting for Stock Based Compensation". As permitted by SFAS No. 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds including tax benefits realized, are credited to equity. The pro forma disclosure requirements of SFAS No. 123 are included in Note 11.

o.       Other Comprehensive Income
         --------------------------

                  Comprehensive income includes net earnings as well as additional other comprehensive income, such as translation adjustments, in the financial statements and displays the accumulated balance of other comprehensive income separately from retained earnings in the equity section of the balance sheet.

p.       Advertising Costs
         -----------------

                  Advertising costs are expensed as incurred and amounted to $9,114 in 2003 (2002: $4,954).

q.       Cash Equivalents
         ----------------

                  Highly liquid investments with maturity of three months or less at the time of acquisition are considered cash equivalents.

r.       Related Party Transactions
         --------------------------

                  A related party is generally defined as (i) any person that holds 10% or more of the Company's securities including such person's immediate families, (ii) the Company's management,
                  (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or
                  (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. (See Note 13).

s.       Reclassification
         ----------------

                  Certain prior period amounts have been reclassified to conform to the current year presentation. These changes had no effect on previously reported results of operations or total stockholders' equity.

t.       Fair Value of Financial Instruments
         -----------------------------------

                  For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, bank lines of credit, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities.

4.       RECENT ACCOUNTING PRONOUNCEMENTS

         New pronouncements by the Financial Accounting Standards Board (FASB) that have recently become effective or are yet to be effective are SFAS No. 145 through SFAS No. 150 and Interpretations No. 45 and No. 46, none of which are expected to have a significant affect on the Company's financial statements:

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other provisions, SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Accordingly, gains or losses from extinguishment of debt shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of Accounting Principles Board

         ("APB") Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should be reclassified to income from continuing operations in all prior periods presented.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides guidance related to accounting for costs associated with disposal activities covered by SFAS No. 144 or with exit or restructuring activities previously covered by Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 supercedes EITF Issue No. 94-3 in its entirety. SFAS No. 146 requires that costs related to exiting an activity or to a restructuring not be recognized until the liability is incurred. SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued in July 2002. SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities, including (1) costs to terminate contracts that are not capital leases; (2) costs to consolidate facilities or relocate employees; and (3) termination benefits provided to employees who are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The provisions of this Statement will be effective for exit or disposal activities initiated after December 31, 2002.

         In October 2002, the FASB issued SFAS No. 147, "ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, AN AMENDMENT OF FASB STATEMENTS NO. 72 AND 144 AND FASB INTERPRETATION NO. 9," which applies to the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. SFAS No. 147 removes the requirement in SFAS No. 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, "BUSINESS COMBINATIONS," and SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS." In addition, this statement amends SFAS No. 144, "ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS," to include certain financial institution-related intangible assets. This statement is effective for acquisitions for which the date of acquisition is on or after October 1, 2002, and is not applicable to the Company.

         In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a rollforward of the entity's product warranty liabilities. Initial recognition and measurement provisions of the Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. As of December 31, 2002, the company did not have any outstanding guarantees.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure," an amendment to SFAS 123, "Accounting for Stock-Based Compensation," SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal year ending after December 31, 2002. The Company has elected to continue using the intrinsic value method of accounting for stock-based compensation. Therefore, the amendment to SFAS 123 will not have any effect on the companies' financial statements.

         In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003.

         In April 2003, the FASB issued SFAS No. 149, "Accounting for Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is generally effective for contracts entered into or modified after June 30, 2003, and all provisions should be applied prospectively. This statement does not affect the Company.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. This statement does not affect the Company.

5.       GOODWILL AND INVESTMENTS IN AFFILIATED COMPANIES

         Goodwill consists of the following as of December 31, 2003 (in thousands):

                                                                            PURCHASE PRICE / OWNERSHIP % AND
                         DESCRIPTION                       AMOUNT                 BUSINESS DESCRIPTION
         --------------------------------------------   ------------   ----------------------------------------------
         GOODWILL:

         PacificNet Solutions Limited                    $     19      60%   ownership;   IT   solution   and  system
                                                                       integration   that   specializes   in  systems
                                                                       integration,    software   application,    and
                                                                       e-business  solutions  services  in Hong  Kong
                                                                       and Greater China.

         Epro Telecom Holdings Limited                   $    567      $3,500,000  payable in cash and common  stock;
                                                                       50% ownership;  Value-added  telecom  services
                                                                       (VAS),  call center and customer  relationship
                                                                       management  (CRM)  services  in Hong  Kong and
                                                                       Greater China. (See Note 10)

         Beijing Linkhead Technologies Co., Ltd          $   (147)     $4,973,000   payable   in  cash   and   common
                                                                       stock;51%   ownership;   Value-added  services
                                                                       (VAS),   interactive   voice   response  (IVR)
                                                                       system  development  and  integration,   voice
                                                                       internet    portals,     computer    telephony
                                                                       integration (CTI),  VoIP,  internet and mobile
                                                                       application   development,   telecom  customer
                                                                       relationship   management  (CRM)  services  in
                                                                       Greater China. (See Note 10)

         Less: Goodwill written off                           (19)
                                                         ---------
                                                         $    420
                                                         ---------


                                                        F-13

Investments in affiliated companies and goodwill consist of the following as of December 31, 2002 (in thousands):

                                                                                 COLLATERAL/OWNERSHIP % AND
                         DESCRIPTION                        AMOUNT                   BUSINESS DESCRIPTION
         ---------------------------------------------   -----------   -----------------------------------------------
         INVESTMENTS IN AFFILIATED COMPANIES:

         Xmedia Holdings Inc                                   95      25%  ownership;  provides  new media  business
                                                                       development and marketing to advertisers.

         Less: Provision for Impairment                       (95)
                                                         ---------
                                                         $      -
                                                         ---------

         GOODWILL:

         PacificNet Solutions Limited                    $     21      60%   ownership;   IT   solution   and  system
                                                                       integration   that   specializes   in  systems
                                                                       integration,    software   application,    and
                                                                       e-business  solutions  services  in Hong  Kong
                                                                       and Greater China.

         Less: Provision for Amortization                      (2)
                                                         ---------
                                                               19
                                                         ---------

6.       PROPERTY AND EQUIPMENT, NET

         Property and equipment consists of the following as of December 31 (in thousands):

                                                                                 2003            2002
                                                                              ---------       ---------
         Office furniture, fixtures and leasehold improvements                $      4        $     47
         Computers and office equipment                                          4,938             463
         Motor Vehicles                                                              -              16
         Less: Accumulated depreciation                                         (4,476)           (242)
                                                                              ---------       ---------
         Net Property and Equipment                                           $    466        $    284
                                                                              =========       =========

         Depreciation charged to expense during the years ended December 31, 2003 and 2002 was $72,000 and $154,000

7.       COMMITMENTS AND CONTINGENCIES

         OPERATING LEASES - The Company leases warehouse and office space under operating leases for two years with fixed monthly rentals. None of the leases included contingent rentals. Lease expense charged to operations for 2003 amounted to $109,000 (2002: $231,000). Future minimum lease payments under non-cancelable operating leases at December 31:

        2004                                                    $    215
        2005                                                          82
                                                                ---------
                                                                $    297
                                                                =========

         BANK LINE OF CREDIT - The Company has an overdraft banking facility from our major bankers, DBS Bank (Hong Kong) Limited and Citibank NA Hong Kong, in the amount of $1,309,000 (HK $10,200,000), which is secured by a pledge of the Company's fixed deposits in the amount of $923,000 (HK$7,000,000), pursuant to the following terms: interest will be charged at the Hong Kong Prime Rate per annum and payable at the end of each calendar month or the date of settlement, which ever is earlier. As of December 31, 2003, the Company utilized US$1,199,000 of the above-mentioned banking facility.

         (2002): The Company has an overdraft banking facility from our major banker DBS Bank (Hong Kong) Limited, in the amount of $1,026,000 (HK $8,000,000), which is secured by a pledge of the Company's fixed deposits in the amount of $923,000 (HK$7,000,000), pursuant to the following terms: interest will be charged at the Hong Kong Prime Rate per annum and payable at the end of each calendar month or the date of settlement, which ever is earlier. As of December 31, 2002, the Company utilized US$565,000 of the above-mentioned banking facility

         Common stock (contingent shares) - See details in Note 10.
         --------------------------------

         CONTINGENCIES - From time to time the Company is subject to certain asserted and unasserted claims encountered in the normal course of business. It is the Company's belief that the resolution of these matters will not have a material adverse effect on its financial position or results of operations, however, the Company cannot provide assurance that damages that result in a material adverse effect to its financial position or results of operations will not be imposed in these matters. The Company accounts for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

8.       BANK LOANS

         Bank loans represent the following at December 31:

                                                      2003              2002
                                                    ---------        ---------
         Secured [1]                                $  1,776         $      -
         Unsecured                                         6                -
         Less:  current portion                       (1,405)               -
                                                    ---------        ---------
         Non current portion                        $    377         $      -
                                                    =========        =========

         [1] The loans were secured by the following: joint and several personal guarantees executed by certain directors of the subsidiary of the Company; corporate guarantee executed by a subsidiary of the Company; second legal charge over a property owned by a subsidiary of the Company; charge over certain trade receivables of a subsidiary of the Company; and pledged bank deposits of a subsidiary of the Company in the amount of $212,000 (2002: $0).

         Aggregate future maturities of borrowing for the next five years are as follows: (2004: $1,405,000; 2005: $302,000; 2006: $75,000; 2007: $0;
         and 2008: $0)

         The Company has established lines of credit with quality financial institutions of approximately $1,540,000 (HKD$12,000,000) to finance general working capital requirements and trade transactions. Interest is charged at the bank's prime lending rate plus 0.5%-2% per annum depending on the reason for the utilization of the line, i.e. overdraft protection, receivable financing, etc. At December 31, 2003, the Company had available unused lines of credit of approximately $557,000.

9.       CAPITAL LEASE OBLIGATIONS

         The Company leases various equipment under capital leases expiring in various years through 2005. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lesser of their related lease terms or their estimated productive lives and are secured by the assets themselves. Depreciation of assets under capital leases is included in depreciation expense for 2003 and 2002.

         Aggregate minimum future lease payments under capital leases as of December 31, 2003 for each of the next five years are as follows:
         (2004: $173,000; 2005: $85,000; 2006: $70,000; 2007: $0; and 2008: $0)

         Capital lease obligations represent the following at December 31:

                                                                                 2003            2002
                                                                              ---------       ---------
         Total minimum lease payments                                         $    328        $      -
         Interest expense relating to future periods                               (27)              -
                                                                              ---------       ---------
         Present value of the minimum lease payments                               301
         Less:  current portion                                                   (152)              -
                                                                              ---------       ---------
         Non current portion                                                  $    149        $      -
                                                                              =========       =========

         Following is a summary of fixed assets held under capital leases at December 31:

                                                                                2003             2002
                                                                              ---------       ---------
        Computers and office equipment                                        $    268        $      -
        Less:  accumulated depreciation                                           (205)              -
                                                                              ---------       ---------
                                                                              $     63        $      -
                                                                              =========       =========

10.      BUSINESS ACQUISITIONS AND SUBSCRIPTION PAYABLE

         In December 2003, the Company executed agreements and acquired controlling interests in two subsidiaries. The purchase price was payable in cash and shares of common stock as follows:

         Epro Telecom Holdings Limited [1]                             $500,000
         Beijing Linkhead Technologies Co., Limited [2]                $222,500
                                                                       ---------
                                                                       $722,500
                                                                       =========

         [1] Epro Telecom Holdings Limited - On December 1, 2003, the Company completed an agreement to acquire a 50% ownership interest for total consideration of $3,500,000 payable in cash ($500,000) and the issuance of common stock $3,000,000 (600,000 shares valued at $5.00 per share). Within 90 days of signing the agreement, the Company is required to pay $500,000 and within 30 days the Company is required to deliver 100,000 shares ("deposit shares") of common stock to Epro as a refundable deposit. As of the date of issuance of these financial statements, the Company has paid the $500,000 and issued the 100,000 deposit shares of common stock to Epro. The remaining 500,000 shares of common stock are to be held by an Escrow Agent and released in specified amounts based on the achievement of certain earnings criteria. Additionally, the Company has agreed to issue a maximum of 300,000 bonus shares of common stock per year for achieving net income in excess of $1,000,000 in 2004 and 2005. Epro is also required to return a portion of the shares equivalent to the dollar amount of the shortfall of net income in years 2004 and 2005.

         [2] Beijing Linkhead Technologies Co., Limited - On December 15, 2003, the Company completed an agreement to acquire a 51% ownership interest for total consideration of $4,972,500 payable in cash ($222,500) and the issuance of common stock $4,750,000 (950,000 shares valued at $5.00 per share). Within 30 days of signing the agreement, the Company is required to pay $222,500 and to deliver 350,000 shares ("deposit shares") of common stock as a refundable deposit. As of the date of issuance of these financial statements, the Company has paid the $222,500 and issued the 350,000 deposit shares of common stock to Linkhead. The remaining 600,000 shares of common stock are to be held by an Escrow Agent and released in specified amounts based on the achievement of certain earnings criteria. Additionally, the Company has agreed to issue a maximum of 600,000 bonus shares of common stock for achieving net income in excess of $1,500,000.

         The Company has consolidated the financial results of the above-mentioned companies at December 31, 2003, because concurrent with signing the agreements, the Company obtained a controlling financial interest and the normal attributes of ownership expected with an acquisition such as effective control and ownership of the assets acquired, liabilities assumed, and the operating and financing decisions of the acquired companies transferred on that date. Further, the Company obtained the benefits derived and/or detriments incurred with respect to the acquired companies. Therefore, since the Company has a controlling financial interest and controls the operating and financing decisions of the acquired companies, the Company fully consolidates their assets, liabilities, revenues and expenses.

         The following unaudited pro forma information is based on the assumption that the acquisitions took place as of the beginning of the period, with comparative information for the immediately preceding period as though the acquisitions had been completed at the beginning of the period. The financial information for Linkhead has not been included for 2002 because it was not in existence.

                                                         2003             2002
                                                       ---------       ---------
         Net revenues                                  $  6,825        $  8,252
                                                       =========       =========
         Net loss                                      $  1,793        $  3,396
                                                       =========       =========
         Basic and diluted loss per share              $   0.32        $   0.80
                                                       =========       =========

11.      STOCKHOLDERS' EQUITY

a.       Allotment and repurchase of common stock

         COMMON STOCK.

         For the year ended December 31, 2003, the Company issued (i) 16,725 shares for cash consideration of $27,000 to settle expenses, (ii) 200,000 shares as a result of providing compensation for the officer according to the employment contract of $100,000, and (iii) 240,000 shares as a result of exercise of stock options and warrants for cash consideration of $410,000.

         For the year ended December 31, 2002, the Company issued (i) 155,058 shares with a market value of $186,000 to acquire fixed assets, (ii) 60,585 shares with a market value of $50,000 to satisfy certain current liabilities, (iii) 337,007 shares with a market value of $263,000 to settle the expenses, and (iv) 2,725,000 shares for private placement of $4,000,000. The private placements were as follows:

         (a) $520,000 Private Placement -- In January 2002, the Company completed a $520,000 private placement by issuing 325,000 shares of restricted common stock at a price of $1.60 per share. The issuance of shares represented 19.9% of the number of shares issued and outstanding prior to the closing of transaction in January 2002.

         (b) $3,480,000 Private Placement -- On March 28 2002, the Company completed a $3,480,000 private placement by issuing 2,400,000 shares of restricted common stock at a price of $1.45 per share to Sino Mart Management Limited ("Sino Mart"), whose executive director is the father of the Chairman and CEO of the Company. In addition, the Company issued Sino Mart a warrant to purchase up to an additional 600,000 shares of restricted common stock at $1.45 per share. The warrant is fully exercisable beginning on April 1, 2002. The $3,480,000 private placement transaction was approved at a special stockholder meeting held on March 25, 2002.

         TREASURY STOCK.

         For the year ended December 31, 2003, the Company returned to treasury 800,000 shares issued as a deposit for a business acquisition that was terminated. (See Note 2 for details)

         For the year ended December 31, 2002, the Company repurchased 4,970 shares of common stock for a total of $5,000.

b.       STOCK OPTION PLAN

         On December 23, 2003, stockholders of the Company adopted an amendment to the Stock Option Plan (the "Plan") to increase the number of shares reserved under the Plan from 1,666,667 to 2,000,000. The purpose of the Plan is to attract and retain the best available personnel for positions of responsibility and to provide incentives to such personnel to promote the success of the business.

         The Plan provides for the grant to directors, officers, employees and consultants of the Company (including its subsidiaries) of options to purchase shares of common stock. Options granted under the Plan may be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. To date, all options granted have been nonqualified options. The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. Options granted under the Plan fully vest through June 2005.

         The status of the Stock Option Plan as of December 31, 2003, is as follows:

                                                                      OPTIONS         EXERCISE PRICE
                                                                    ----------        --------------
        Outstanding, December 31, 2001                                123,400          $4.15-$9.375
        Granted                                                       221,933          $0.50-$9.375
        Canceled                                                      (32,733)         $0.50-$9.375
                                                                    ----------
        Options outstanding, December 31, 2002                        312,600          $0.50-$9.375
        Granted                                                       963,000           $1.75-$4.25
        Exercised                                                    (350,000)          $0.50-$1.90
        Canceled                                                            -          $0.50-$9.375
        Options outstanding, December 31, 2003                        925,600          $0.50-$9.375
                                                                    ==========         =============
        Options exercisable, end of year                              145,600          $0.50-$9.375
                                                                    ==========         =============

         ADDITIONAL INFORMATION ON OPTIONS OUTSTANDING AND EXERCISABLE AS OF DECEMBER 31, 2003 IS AS FOLLOWS:

                                                                                                   WEIGHTED
                                          WEIGHTED AVERAGE                                      AVERAGE REMAINING
                                           EXERCISE PRICE                 OPTIONS               CONTRACTUAL LIFE
                                          ----------------          ----------------            -----------------
        Options outstanding                     $3.02                     925,600                   2.38 years
        Options exercisable                     $1.73                     145,600                   1.47 years

         The fair value of options granted during 2003 and 2002, respectively, was approximately $2.17 and $1.55 per option based on the Black-Scholes option pricing model using valuation assumptions of: a) average remaining contractual life of three years; b) expected volatility of 129.8% and 183.6%, c) dividend yield of 0%; and d) a risk free interest rate of 2.5 % and 4.00%.

         The Company's net loss and net loss per common share would have increased to the pro forma amounts indicated below if compensation cost for the Company's stock option had been determined based on fair value at the grant date for awards in accordance with SFAS No. 123, (in thousands, except per share amounts):

                                                           2003          2002
                                                        ---------     ---------
         Net loss                                       $ (1,878)     $ (2,921)
         As reported                                      (3,968)       (3,097)
         Pro forma
         Net loss per share
         As reported                                    $  (0.36)     $  (0.70)
         Pro forma                                         (0.76)        (0.74)

c.       WARRANTS

         Fiscal Year 2003: For the year ended December 31, 2003, 100,000 warrants at an exercise price of $1.75 have been exercised.

         Fiscal Year 2002: On March 25, 2002, the Company issued warrants to purchase up to 600,000 shares of common stock of the Company at an exercise price of $1.45 per share. The warrants are exercisable through April 5, 2005. (See Note 13.)

         On December 30, 2002, the Company issued warrants to purchase up to 300,000 shares of common stock of the Company at an exercise price of $1.75 per share. The warrants are exercisable through December 30, 2005.

12.      INCOME TAXES

         Hong Kong profits tax has been provided at a rate of 17.5% (2002: 16%) on the estimated assessable profits arising in Hong Kong for each of the years ended December 31, 2003 and 2002. Provision for Hong Kong profits tax for 2003 was $32,000 (2002: $0.) There is no provision for U.S. federal income tax due to the Company's loss position.

         Deferred tax asset represents the tax benefit of U.S. net operating loss carryforwards as follows:

                                                           2003          2002
                                                         ---------     ---------
         Non current deferred tax asset                  $  1,146      $    884
         Valuation allowance                               (1,146)         (884)
         Net deferred tax asset                          $      -      $      -
                                                         =========     =========

         The Company and its subsidiaries are subject to income taxes on an equity basis on income arising in or derived from the tax jurisdictions in which they operate. The Company is subject to United States federal income tax at a rate of 34%. The Hong Kong subsidiaries are subject to Hong Kong profits tax at a rate of 17.5% (2002: 16%)%. The reconciliation of the United States federal income tax rate to the effective income tax rate based on the loss before income taxes in the consolidated statements of operations is as follows (in thousands):

         ENTITY                                            2003          2002
         --------------------------------------------    ---------     ---------
         Company, including discontinued operations      $   (771)     $ (1,357)
         Hong Kong subsidiaries                            (1,107)       (1,564)
                                                         ---------     ---------
         Total                                           $ (1,878)     $ (2,921)
                                                         =========     =========

         No tax benefits have been recorded related to the loss generated by the Company or any of its subsidiaries. The reconciliation of the United States federal income tax rate to the effective income tax rat e based on the loss before income taxes in the consolidated statements of operations is as follows:

                                                           2003          2002
                                                         ---------     ---------
         United States federal income tax rate           $ (34.0%)       (34.0%)
         Tax losses not recognized                           9.7           9.6
         Effect of different tax rates in foreign
           jurisdictions                                    24.3          24.4
                                                         ---------     ---------
         Effective income tax rate                             -%            -%
                                                         ---------     ---------

         The valuation allowance increased by $456 and $712 at December 31, 2003 and 2002, respectively. The Company has net operating loss carryforwards of approximately $3,300 available to offset future income, which expire through 2022. Pursuant to the Tax Reform Act of 1986, annual utilization of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% is deemed to occur within any three-year period.

13.      RELATED PARTY TRANSACTIONS

         Employment Agreement - The Company has an employment agreement with its President and Chief Executive Officer. The employment agreement provides for $100,000 cash compensation plus $60,000 annual share compensation until April 1, 2005. The officer who is also eligible for an annual bonus for each fiscal year of the Company during the term based on performance standards as the Board or compensation committee designates. The CEO is entitled to receive a monthly housing allowance of $2,500, monthly automobile allowance of $500, Tax Preparation expenses of $2,000 per year, and Cash Bonus based on net profit of the Company. Under the Company's stock option plan, the President and CEO was granted an option to acquire 200,000 shares at an exercise price per share of $0.50, which has been exercised during the year.

         Fiscal Year 2002: On March 28, 2002, the Company completed a $3,480,000 private placement by issuing 2,400,000 shares of restricted common stock at a price of $1.45 per share to Sino Mart Management Limited ("Sino Mart"), whose executive director is the father of the chairman and CEO of the Company. In addition, the Company issued Sino Mart a warrant to purchase up to an additional 600,000 shares of restricted common stock at $1.45 per share. The warrant is fully exercisable beginning on April 1, 2002. The $3,480,000 private placement transaction was approved at a special stockholder meeting held on March 25, 2002. The Company's issuance of restricted shares and warrant to Sino Mart represents approximately 62% of the number of shares of the Company's common stock outstanding after the private placement based on beneficial ownership on a fully-diluted basis, making Sino Mart the largest shareholder of the Company.

         The Company received $105,450 from Webplus Inc in which one of the directors of the Company also served as a director of Webplus Inc.

14.      SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

         The following table set forth selected quarterly financial information for the fiscal 2003 quarters ended December 31, 2003 and for the fiscal 2002 quarters ended December 31, 2002. The operating results for any given quarter are not necessarily indicative of results for any future periods (in thousands).

                                              Fiscal 2003 Quarter Ended                 Fiscal 2002 Quarter Ended
                                      ---------------------------------------    -----------------------------------------
                                      31-Mar    30-Jun     30-Sep     31-Dec     31-Mar     30-Jun     30-Sep      31-Dec
                                      -------   -------    -------    -------    -------    -------    --------    -------
Revenue                               $  92     $  128     $  124     $  873     $1,396     $  723     $   187     $   13
Gross margin/(Loss)                      56         82         28        353        298       (256)         99       (121)
Loss from operations                   (450)      (248)      (243)    (1,582)      (303)      (340)       (483)    (1,518)
Other items, net                       (164)        16         57        736         22         21           5        (15)

Provision for impairment of
   affiliated companies                   -          -          -          -         (7)        (7)         (8)       (75)

Loss from discontinued operations         -          -          -          -          -          -           -       (107)
                                      -------   -------    -------    -------    -------    -------    --------    -------
Net loss                              $ (614)   $ (232)    $ (186)    $ (846)    $ (365)    $ (376)    $(1,251)    $ (929)
                                      -------   -------    -------    -------    -------    -------    --------    -------

BASIC AND DILUTED LOSS PER SHARE:

Loss from continuing operations       $(0.09)   $(0.04)    $(0.05)    $(0.26)    $(0.11)    $(0.09)    $ (0.12)    $(0.36)
Other items, net                       (0.03)        -       0.01       0.12       0.01       0.01           -          -
Provision for impairment losses
   of affiliated companies                 -         -          -          -          -          -           -      (0.02)
Net losses from discontinued
   operations                              -         -          -          -          -          -        0.01      (0.03)
                                      -------   -------    -------    -------    -------    -------    --------    -------

Net losses                            $(0.12)   $(0.04)    $(0.04)    $(0.14)    $(0.14)    $(0.10)    $ (0.32)    $(0.22)
                                      =======   =======    =======    =======    =======    =======    ========    =======

15.      EVENTS SUBSEQUENT TO DECEMBER 31, 2003

         Private placement of Common Stock - In January, 2004, the Company closed a $3 million equity private placement in which an aggregate of 617,285 common shares of the Company were issued and warrants to purchase up to an aggregate of 154,320 common shares of the Company were issued to a group of institutional investors.

         Termination of joint venture - See details in Note 2.

                        2,702,230 SHARES OF COMMON STOCK

                                 PACIFICNET INC.

                                   PROSPECTUS



                                February __, 2005

UNTIL May __, 2005 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

         SEC Registration Fee..................................   $  2,532.44
         Legal Fees and Expenses...............................   $ 50,000.00
         Accounting Fees and Expenses..........................   $  7,000.00
                                                                  ------------

                  Total........................................   $ 59,532.44
                                                                  ============


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

         The Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

                     RECENT SALES OF UNREGISTERED SECURITIES

         The following private placements of the Company's securities were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or, Rule 506 of Regulation D or Regulation S, promulgated under the Securities Act. The Company did not use underwriters in any of the following private placements.


         On November 17, 2004, the Company consummated a private placement (the "November Private Placement") for the sale of 588,410 restricted shares of our Common Stock to accredited investors. The aggregate proceeds from the sale of the shares in the November Private Placement was $1,829,955. In connection with the November Private Placement we issued warrants to purchase 117,852 shares of our Common Stock in the aggregate. The exercise price of the warrants are $3.89 and they are exercisable for a period of five years from the date of issuance.

         On December 16, 2004, the Company consummated a private placement (the "December Private Placement") for the sale of 1,000,002 restricted shares of our Common Stock to a group of institutional investors. The aggregate proceeds from the sale of the shares in the December Private Placement was $7,500,000. In connection with the December Private Placement we issued warrants to purchase 350,000 shares of our Common Stock in the aggregate. The exercise price of the warrants are $12.21 and they are exercisable for a period of five years from the date of issuance. All of the shares issued and shares underlying the warrants are being registered for resale on this prospectus.

         In January 2004, the Company closed a $3 million equity private placement in which an aggregate of 617,285 shares of common stock and warrants to purchase up to an aggregate of 154,320 shares of common stock of the Company were issued to a group of institutional investors. The warrants are exercisable until January 15, 2009 at an exercise price of $7.15 per share.

         On March 28 2002, the Company completed a $3,480,000 private placement by issuing 2,400,000 shares of restricted common stock at a price of $1.45 per share to Sino Mart Management Limited ("Sino Mart"), whose executive director is the father of the chairman and CEO of the Company. In addition, the Company issued Sino Mart a warrant to purchase up to an additional 600,000 shares of restricted common stock at $1.45 per share. The warrant is exercisable until April 5, 2005.

         In January 2002, the Company completed a $520,000 private placement by issuing 325,000 shares of restricted common stock at a price of $1.60 per share to an individual investor, Mr. Shu Jen.

                                    EXHIBITS


EXHIBIT
NUMBER      DESCRIPTION
--------------------------------------------------------------------------------

2.1 Share Exchange Agreement by and among Davin Enterprises, Inc., Carl Tong, Leo Kwok and Acma Strategic Holdings Limited dated December 15, 1997. (1)
2.2 Share Exchange Agreement dated February 17, 2000, between Registrant and holders of membership interests in PacificNet.com LLC.(2)
2.3 Supplement to Share Exchange Agreement dated April 29, 2000, between Registrant and holders of membership interests in PacificNet.com LLC.
         (2)
2.4 Agreement dated September 30, 2000, among the Company and the "Purchasers" named therein. (3)
2.5 Supplemental Agreement dated October 3, 2000, among the Company and the "Purchasers" named therein. (3)
2.6 Deed of Waiver, dated October 3, 2000, by Creative Master Limited in favor of the Company. (3)
3.1      Certificate of Incorporation, as amended. (4)
3.2      Form of Amended By Laws of the Company. (4)
4        Specimen Stock Certificate of the Company.
4.1 Securities Purchase Agreement, dated as of January 15, 2004, among PacificNet Inc. and the purchasers identified therein (5)
4.2      Form of Common Stock Warrant issued to each of the purchasers (5)

4.3 Form of Common Stock Warrant issued to each of the purchasers,dated December 9, 2004 (10)
4.4 Form of Common Stock Warrant issued to each of the purchasers,dated November 17, 2004 (10)
5.1+     Opinion of Loeb & Loeb LLP regarding legality of the securities
10.1     Form of Indemnification Agreement with officers and directors. (1)
10.2     Amendment to 1998 Stock Option Plan. (8)
10.3 Form of Notice of Stock Option Grant and Stock Option Agreement under the 1998 Stock Option Plan. (2)
10.4 Amendment dated January 31, 2002 to the Subscription Agreement by and between the Company and Sino Mart Management Ltd., dated as of December 9, 2001 (6)
10.6     Sub-Lease Agreement dated August 30, 2002.(8)
10.7 Agreement dated on December 1, 2003 for the Sale and Purchase and Subscription of Shares in Epro Telecom Holdings Limited (9)
10.8 Agreement dated on December 15, 2003 for the Sale and Purchase of Shares in Beijing Linkhead Technologies Co., Ltd. (9)
10.9 Securities Purchase Agreement, dated as of December 9, 2004, among PacificNet Inc. and the purchasers identified therein (10)
10.10 Securities Purchase Agreement, dated as of November 17, 2004, among PacificNet Inc. and the purchasers identified therein (10)
10.11 Agreement for the Sale and Purchase of Shares in Shanghai Classic Group Limited (4)
10.12    Agreement for the Sale and Purchase of Shares of Cheer Era Limited (11)
10.13    Agreement for the Sale and Purchase of Shares in Smartime Holdings
         Limited
14       Code of Ethics (9)
21       List of Subsidiaries
23.1+    Consent of Clancy & Co. P.L.L.C
23.3     Consent of Loeb & Loeb LLP (included in the opinion filed as Exhibit
         5.1)

24.1+    Power of Attorney (Included on signature page to Registration
         Statement)
99.2 Subscription Agreement by and between the Company and Sino Mart Management Ltd., dated as of December 9, 2001 (6)
99.3 19.9% Private Placement Agreement and Amendments between Ho Shu-Jen and PacificNet.com Inc. (7)

-----------------------

+    Filed herewith.
(1) Incorporated by reference to the Company's Form SB-2 filed on October 21, 1998.
(2)  Incorporated by reference to the Company's Form 8-K filed on August 11,
     2000.
(3)  Incorporated by reference to the Company's Form 8-K filed on October 17,
     2000.
(4) Incorporated by reference to the Amendment to Registration Statement on Form S-3 on Form SB-2/A (Registration No. 333-113209) filed on April 21, 2004.
(5) Incorporated by reference to the Registration Statement on Form S-3 filed on March 2, 2004
(6)  Incorporated by reference to the Company's Form 8-K filed on March 20,
     2002.
(7) Incorporated by reference to the Company's Form 10-KSB filed on April 16, 2002.
(8)  Incorporated by reference to the Company's 10-KSB filed on March 31, 2003.
(9) Incorporated by referenced to the Company's Form 10-KSB filed on April 2, 2004.

(10) Previously filed as an exhibit to the Form SB-2 Registration Statement filed on December 30, 2004.
(11) Incorporated by reference to the Company's Form 8-K filed on April 19,
     2004.

                                  UNDERTAKINGS

         Undertaking Required by Item 512 of Regulation S-B.

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(I) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this Amendment No. 1 to Form SB-2 to be signed on its behalf by the undersigned in the City of Hong Kong, on February 2, 2005.

                                                  PACIFICNET INC.

                                                  By:  /s/ Tony Tong
                                                       -------------------------
                                                       Tony Tong, Chairman and
                                                       Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tony Tong and Victor Tong, and each of them (with full power of each to act alone), severally, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          Signature                                 Title                               Date
--------------------------------     ----------------------------------------     ------------------

/s/ Tony Tong                        Chairman and Chief Executive Officer         February 2, 2005
--------------------------------
Tony Tong


/s/ Victor Tong                      President and Director                       February 2, 2005
--------------------------------
Victor Tong


/s/ Shaojian Wang                    Chief Financial Officer, Principal           February 2, 2005
--------------------------------     Accounting Officer, Vice President of
Shaojian Wang                        International Business and Director


/s/ Peter Wang                       Director                                     February 2, 2005
--------------------------------
Peter Wang


/s/ Michael Ha                       Director                                     February 2, 2005
--------------------------------
Michael Ha


/s/ Jeremy Goodwin                   Director                                     February 2, 2005
--------------------------------
Jeremy Goodwin


/s/ Tao Jin                          Director                                     February 2, 2005
--------------------------------
Tao Jin
